EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and among

AEHR TEST SYSTEMS,

INCAL TECHNOLOGY, INC.,

SELLERS

and

the SELLER REPRESENTATIVE

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		24
4.1	Organization; Power	25
4.2	Due Execution	25
4.3	Issuance of Buyer Stock.	25
4.4	No Conflicts; Consents	25
4.5	Investment Purpose.	25
4.6	Brokerage	25
ARTICLE V. PRE-CLOSING COVENANTS		26
5.1	Conduct of the Business by the Company	26
5.2	Access to Information.	27
5.3	Notice of Developments.	28
5.4	Exclusivity.	28
5.5	Efforts; Cooperation.	28
ARTICLE VI. ADDITIONAL AGREEMENTS		28
6.1	Litigation Support	28
6.2	Tax Matters	29
6.3	Confidentiality	31
6.4	Non-Competition; Non-Solicitation.	31
6.5	Further Actions	32
6.6	Agreements Relating to Buyer Stock.	33
ARTICLE VII. CONDITIONS		33
7.1	Conditions to Obligations of Buyer	33
7.2	Conditions to Obligations of Sellers	34
ARTICLE VIII. INDEMNIFICATION		35
8.1	Survival Periods	35
8.2	Indemnification of the Buyer Indemnified Parties by Seller.	35
8.3	Indemnification of Seller Indemnified Parties by Buyer.	36
8.4	Special Rule for Fraud, Intentional Misrepresentation and Willful Misconduct	37

8.5	Notice and Defense of Third-Party Claims	37
8.6	Notice of Non-Third-Party Claims	38
8.7	Recourse	39
8.8	Determination of Loss Amount	39
8.9	Tax Treatment of Indemnity Payments	40
8.10	Exclusive Remedies	40

ARTICLE IX. TERMINATION		40
9.1	Termination	40
9.2	Effect of Termination	41
ARTICLE X. DEFINITIONS		41
10.1	Interpretation	41
10.2	Certain Definitions	42
ARTICLE XI. MISCELLANEOUS		49
11.1	Release	49
11.2	No Third-Party Beneficiaries	50
11.3	Entire Agreement	50
11.4	Successors and Assigns	50
11.5	Counterparts	50
11.6	Titles	50
11.7	Notices	50
11.8	Governing Law	51
11.9	Consent to Jurisdiction	51
11.10	Amendment or Modification	52
11.11	Waivers	52
11.12	Specific Performance	52
11.13	Cumulative Remedies	53
11.14	Press Releases	53
11.15	Expenses	53
11.16	Construction	53
11.17	Severability of Provisions	53
11.18	Attorney Client Relationship.	54
11.19	Seller Representative.	54

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 15, 2024, by and among (i) Incal Technology, Inc., a California corporation (the “Company”), (ii) Aehr Test Systems, a California corporation (“Buyer”), (iii) the shareholders of the Company listed on Exhibit A (each “Seller” and collectively “Sellers”) and (iv) Cary Caywood, as representative of the Sellers (the “Seller Representative”).

RECITALS

A. WHEREAS, Sellers own all of the issued and outstanding capital stock of the Company, which consists of 957,012 shares (the “Shares”) of common stock, no par value, of the Company.

B. WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of Sellers’ right, title and interest in and to the Shares, after which the Company shall become a wholly owned subsidiary of Buyer.

C. WHEREAS, the Board of Directors of the Company has authorized the adoption of this Agreement and determined that it is advisable and in the best interest of Sellers as its shareholders.

AGREEMENT

In consideration of the mutual representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE OF THE SHARES

1.1 Closing Payment Certificate; Calculation of Purchase Price.

(a) Not more than five (5) Business Days (but at least two (2) Business Days) prior to the Closing Date, the Company shall prepare and deliver to Buyer a certificate (the “Closing Payment Certificate”), setting forth (i) Sellers’ calculation of the Estimated Closing Payment, including the calculations of each of (A) the Closing Cash, and (B) Sellers’ good faith estimate of the amount of Working Capital, as of 11:59 p.m. Pacific time on the Closing Date (such estimate, “Estimated Working Capital”); (ii) a draft consolidated balance sheet for the Company as of the Closing Date (the “Draft Closing Date Balance Sheet”); and (iii) the Payment Schedule. The Company shall prepare the Draft Closing Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

(b) For purposes of this Agreement, the “Estimated Closing Payment” means (i) a number of shares of Buyer Stock (rounded down to the nearest whole share) equal to the quotient of $7,000,000 divided by the Average Buyer Stock Price (the “Closing Stock Consideration”); plus (ii) an amount of cash equal to (A) $14,000,000; plus (B) the Closing Cash; plus (C) the amount (if any) by which Estimated Working Capital exceeds Target Working Capital; minus (D) the amount (if any) by which Target Working Capital exceeds Estimated Working Capital; minus (E) the Escrow Amount; minus (F) the Expense Fund (such amount as determined in this clause (ii), the “Estimated Closing Cash Payment”). The Estimated Closing Cash Payment shall be subject to adjustment as set forth in Section 1.5 and Section 1.6 hereof.

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(c) Purchase and Sale of the Shares. Pursuant to the terms and subject to the conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all right, title and interest in and to all of the Shares, free and clear of all Liens.

1.2 Treatment of Company Options.

(a) At the Closing, each Company Option that is outstanding as of immediately prior to the Closing shall be canceled. In exchange for the cancellation of the Company Options, the holders of Company Options that are outstanding as of immediately prior to the Closing (“Optionholders”) shall be entitled to receive the consideration set forth opposite their names on the Payment Schedule.

(b) Before the Closing, the Company shall take all actions, including obtaining appropriate resolutions of the Company’s Board of Directors and providing all notices that are necessary or desirable or reasonably requested by Buyer to give effect to the transactions contemplated by Section 1.2(a).

1.3 Escrow Amount.

(a) Sellers and Optionholders acknowledge that the Estimated Closing Cash Payment includes a deduction of $2,800,000 in the aggregate (the “Escrow Amount”), of which $2,100,000 shall be designated and used in solely in order to support Sellers’ and Optionholders’ indemnification obligations under Article VIII (the “Indemnification Escrow”) and $700,000 shall be designated and used solely in order to support Sellers’ and Optionholders’ payment obligations, if any, under Section 1.6 (the “Adjustment Escrow”).

(b) Within five (5) Business Days following the date that is fifteen (15) months after the Closing Date (the “Escrow Release Date”), Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent to release from the Escrow Account to Sellers and Optionholders the Escrow Amount, less the Adjustment Amount as paid or reduced from the Escrow Amount in accordance with Section 1.6 and less the sum of the aggregate amount of all claims for indemnification asserted in writing by Buyer prior to the Escrow Release Date pursuant to and in accordance with Article VI (the “Escrow Release Amount”). Following the payment of the Escrow Release Amount, the remaining balance, if any, of the Escrow Amount shall be delivered to Sellers and Optionholders promptly after the asserted claims have been resolved and, if applicable, paid. The percentage of the Escrow Release Amount and any additional Escrow Amount released to each individual Seller and Optionholder shall be determined based on such Seller or Optionholder’s Pro Rata Share.

1.4 The Closing; Deliverables; Payments.

(a)        Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held electronically via the exchange of executed documents and other deliverables by portable document formation (PDF) on the second (2nd) Business Day following the satisfaction or waiver of all of the conditions set forth in Article VII (other than those that by their terms are to be satisfied at the Closing), or on such other date as is mutually acceptable to Buyer and Sellers.  The date of the Closing hereunder is referred to herein as the “Closing Date” and the Closing will be deemed to have occurred at 11:59 p.m. on the Closing Date.

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(b) Closing Deliverables. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing:

(i) Consents. All filings, notices, licenses, permits, approvals and other consents of, to or with, any Person that are listed on Schedule 2.3(a) and Schedule 3.5(a) of the Disclosure Schedules shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance reasonably satisfactory to Buyer;

(ii) Termination of Related-Party Agreements. The Company shall have delivered, or caused to be delivered, to Buyer, written evidence, in form and substance reasonably satisfactory to Buyer, evidencing the termination of the Contracts listed on Schedule 3.19 of the Disclosure Schedules;

(iii) ESOP Amendment. The Company shall have delivered to Buyer the ESOP Amendment, in form and substance reasonably satisfactory to Buyer;

(iv) ESOP Opinion. The ESOP trustee shall have received, and delivered to Buyer, a copy of an opinion from Applied Economics, the ESOP’s independent financial advisor, dated as of the Closing Date, concluding that: (i) the consideration that the ESOP shall receive for the Shares sold by the ESOP to Buyer pursuant to this Agreement is not less than fair market value as that term is defined under Section 3(18)(B) of ERISA, and (ii) the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view;

(v) ESOP Trustee Statement. The ESOP trustee shall have delivered to Buyer a certified statement, in a form reasonably acceptable to Buyer, setting forth the ESOP trustee’s determination that: (i) the consideration that the ESOP shall receive for the Shares sold by the ESOP to Buyer pursuant to this Agreement is not less than “adequate consideration” as that term is defined under Section 3(18)(B) of ERISA, (ii) the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP, (iii) the transactions contemplated by this Agreement are prudent and in the interest of the participants and beneficiaries of the ESOP, and (iv) neither the ESOP’s entry into this Agreement nor the consummation of the transactions contemplated hereby will constitute a non-exempt “prohibited transaction” under ERISA or the Code or result in the imposition of any tax under Section 4975 of the Code;

(vi) Internal Revenue Service Form W-9. Each Seller and Optionholder shall deliver to Buyer a properly completed and executed IRS Form W-9;

(vii) Resignations. Resignations of the Company’s directors and officers in form and substance reasonably satisfactory to Buyer, executed by the persons requested by Buyer prior to the Closing shall be in full force and effect;

(viii) Share Certificates. Each Seller shall deliver or cause to be delivered to Buyer one or more certificates representing all of the Shares, free and clear of all Liens, duly endorsed for transfer or accompanied by appropriate transfer documents, or such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as are reasonably necessary to vest in Buyer or one or more of their designees all right, title and interest in, to and under the Shares in the manner described herein, free and clear of all Liens, and in form and substance reasonably satisfactory to Buyer;

(ix) Payoff Letters. The Company shall deliver to Buyer one or more payoff letters, duly executed by the applicable lenders, with respect to all Indebtedness of the Company, accompanied by UCC termination statements, releases and any other documentation reasonably requested by Buyer to evidence the satisfaction in full of such Indebtedness, in each case, in form and substance satisfactory to Buyer; and

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(x) Escrow Agreement. Each of Buyer, the Company and Seller Representative shall deliver duly executed counterpart signatures to the Escrow Agreement.

(xi) Accredited Investor Certifications. Not less than five (5) Business Days prior to the Closing Date, the Company shall have delivered to Buyer, on behalf of (a) each Seller and (b) each Optionholder that is an “accredited investor” within the meaning of the Rule 501 of Regulation D promulgated by the Securities and Exchange Commission, as presently in effect under the Securities Act, a certification form as specified by Buyer and reasonably acceptable to the Company establishing whether such Seller and Optionholder is an “accredited investor”.

(xii) Other. The Company shall deliver such other documents or instruments as Buyer may reasonably request, or may be required, to effect the transactions contemplated by the Transaction Documents.

(c) Closing Payments.

(i) As of the Closing, Sellers shall have paid, or caused to be paid, the Company Transaction Expenses;

(ii) As of the Closing, the Company shall have paid, or caused to be paid, the Indebtedness Amount;

(iii) Buyer shall issue and deliver to Sellers and Optionholders evidence in book-entry form of the Closing Stock Consideration, with customary restrictive legends;

(iv) Buyer shall pay to Sellers and Optionholders an amount equal to the Estimated Closing Cash Payment, which will be paid to Sellers by wire transfer of immediately available funds to the account(s) designated by Sellers in accordance with the Payment Schedule, and to Optionholders through the payroll system of Buyer or the Company. The percentage of the Estimated Closing Cash Payment payable to each individual Seller and Optionholder shall be determined based on such Seller or Optionholder’s Pro Rata Share;

(v) Buyer shall pay to the Escrow Agent an amount in cash equal to the Escrow Amount for deposit into a separate escrow account (the “Escrow Account”), to be used, in the case of the Indemnification Escrow, as security and a source of payment for the obligations of Sellers pursuant to the terms of this Agreement; and

(vi) Buyer shall pay to the Seller Representative $200,000 (the “Expense Fund”), which will be held by the Seller Representative as agent and for the benefit of Sellers in a segregated client account and which will be used for (a) the purpose of paying the fees and expenses incurred, or that may in the future be incurred, by the Seller Representative on behalf of the Company and Sellers in connection with the consummation of the transactions contemplated hereby or otherwise in its capacity as the Seller Representative, (b) for the purposes of paying directly, or reimbursing the Seller Representative for, any third party expenses pursuant to this Agreement (c) paying any Company tax obligations payable by the Sellers under this Agreement after the Closing or (d) as otherwise determined by the Seller Representative. The Seller Representative will hold the Expense Fund separate from its corporate or personal funds and will not voluntarily make it available to its creditors in the event of bankruptcy. Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the completion of the Seller Representative’s responsibilities, the Seller Representative will deliver the remaining balance of the Expense Fund to Sellers in accordance with the Payment Schedule. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by Sellers at Closing. The Seller Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations hereunder except as required by applicable Law.

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1.5 Post-Closing Adjustments to Estimated Closing Payment.

(a) No later than sixty (60) days following the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller Representative a statement (the “Closing Statement”) setting forth Buyer’s calculation of (i) any unpaid Company Transaction Expenses or Indebtedness Amount; and (ii) the Closing Working Capital, together with supporting documentation and calculations.

(b) If Seller Representative disagrees with any of Buyer’s calculations of any items or amounts set forth in the Closing Statement, Seller Representative may, within fifteen (15) Business Days after delivery of the Closing Statement and supporting documentation and calculations, deliver a written notice (the “Objection Notice”) to Buyer disagreeing with such calculations. The Objection Notice shall specify those items or amounts with which Seller Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Seller Representative’s calculation, based on such objections, of (x) any unpaid Company Transaction Expenses or Indebtedness Amount and (y) the Closing Working Capital. To the extent any item or amount in the Closing Statement is not objected to in the Objection Notice, Seller shall be deemed to have agreed with Buyer’s calculation thereof. If Seller Representative does not deliver the Objection Notice within fifteen (15) Business Days after delivery of the Closing Statement, then all of the items and amounts set forth in the Closing Statement, including the Indebtedness Amount, the Company Transaction Expenses and the Closing Working Capital, as applicable, shall be deemed to be Final and Binding on Sellers and Buyer.

(c) If the Objection Notice is timely delivered pursuant to Section 1.4(b), Seller Representative and Buyer shall, during the fifteen (15) days following such delivery, negotiate in good faith to reach agreement on the value of the disputed items or amounts. If, during such period, Seller Representative and Buyer are unable to reach agreement on all disputed items and amounts, they shall promptly thereafter mutually engage and submit such dispute to the Accounting Referee for Final and Binding resolution. The Accounting Referee’s determination will be based solely on presentations by Seller Representative and Buyer that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review) and Seller Representative and Buyer shall cause the Accounting Referee to deliver to Seller Representative and Buyer as promptly as practicable a written report setting forth its determination of the items and/or amounts in dispute. Such report shall be Final and Binding on Sellers and Buyer. The fees of the Accounting Referee shall be borne by Buyer and Seller Representative (which portion shall be paid from the Expense Fund) in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the Accounting Referee). “Final Resolution Date” shall be the earlier of (i) the day on which written notice is received by Buyer from Seller Representative that Seller Representative is in agreement with the Closing Statement and will not deliver an Objection Notice with respect thereto, (ii) fifteen (15) Business Days after delivery of the Closing Statement if the Objection Notice is not delivered or (iii) if the Objection Notice is timely delivered, then the earlier of when the parties reach a written agreement on the value of the disputed items or three (3) Business Days after the Accounting Referee delivers its final report.

1.6 Post-Closing Adjustment Payments.

(a) The “Final Closing Payment” shall be an amount equal to (i) the Closing Stock Consideration, plus (ii) a cash amount equal to (A) $14,000,000; plus (B) the Closing Cash as finally determined pursuant to Section 1.5, minus (C) any unpaid Company Transaction Expenses or Indebtedness Amount as finally determined pursuant to Section 1.5; plus (D) the amount (if any) by which Closing Working Capital as finally determined pursuant to Section 1.5 exceeds Target Working Capital; minus (E) the amount (if any) by which Target Working Capital exceeds Closing Working Capital as finally determined pursuant to Section 1.5; minus (F) the Expense Fund (such amount as determined in this clause (ii), the “Final Closing Cash Payment”). The “Adjustment Amount” shall be an amount (which may be expressed as a positive or negative number) equal to the Final Closing Cash Payment minus the Estimated Closing Cash Payment.

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(b) If the Adjustment Amount, as finally determined pursuant to Section 1.5, is a negative number, then (A) Buyer and Seller Representative shall deliver joint written instructions to the Escrow Agent to release from the Adjustment Escrow (1) to Buyer, the lesser of (x) the absolute value of the Adjustment Amount and (y) the full amount of the Adjustment Escrow, and (2) to Sellers and Optionholders, if the Adjustment Amount is less than the Adjustment Escrow, the remaining balance of the Adjustment Escrow and (B) if the Adjustment Amount exceeds the amount of the Adjustment Escrow, Sellers and Optionholders shall pay the remaining balance of the Adjustment Amount directly to Buyer.

(c) If the Adjustment Amount, as finally determined pursuant to Section 1.5, is a positive number, then (A) Buyer shall, within five (5) days after the Final Resolution Date, pay to Sellers and Optionholders, the aggregate amount of the Adjustment Amount, which will be paid to Sellers by wire transfer of immediately available funds, and to Optionholders through the payroll system of Buyer or the Company and (B) Buyer and Seller Representative shall deliver joint written instructions to the Escrow Agent to release to Sellers the full amount of the Adjustment Escrow. The percentage of the Adjustment Amount payable to each individual Seller and Optionholder shall be determined based on such Seller or Optionholder’s Pro Rata Share.

(d) If the Adjustment Amount is equal to zero dollars ($0), Buyer and Seller Representative shall deliver joint written instructions to the Escrow Agent to release to Sellers and Optionholders the full amount of the Adjustment Escrow.

(e) Any payment of an Adjustment Amount shall constitute an adjustment to the Estimated Closing Payment for all Tax purposes and shall be treated as such by Buyer and Sellers on their Tax Returns to the extent permitted by Law.

1.7 Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer, the Company, and their Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code (or any provision of applicable Law with respect to the making of such payment) with respect to such payment. To the extent that amounts are so deducted and withheld and paid to the appropriate tax authorities by Buyer, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding were made.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered to Buyer herewith (the “Disclosure Schedules”), each Seller, severally and not jointly, hereby represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the date hereof and will be true and correct as of the Closing Date.

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2.1 Power; Authorization. Such Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereunder and thereunder. This Agreement has been, and each other Transaction Document to which such Seller is a party has been, duly executed and delivered by such Seller. This Agreement constitutes, and each other Transaction Document to which such Seller is or will be a party constitutes, or will constitute when so duly executed and delivered, a legal, valid and binding obligation of Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.2 Title to Shares. Such Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Exhibit A, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities Laws. Such Seller has all requisite power and authority to sell, transfer, assign and deliver the Shares as provided herein and the other Transaction Documents to which such Seller is a party, and at the Closing, such Seller shall transfer to Buyer good and marketable title to the Shares owned by such Seller, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities Laws.

2.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party do not, and the performance by such Seller of this Agreement and such other Transaction Documents will not, (i) conflict with or violate any Law applicable to such Seller or any of its Affiliates or by which any property or asset of such Seller or its Affiliates is bound or affected; (ii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any obligation or right under any Contract or Permit to which such Seller is a party or to which any of its property or assets is subject; or (iii) result in the creation of a Lien on any property or asset of such Seller (including any Shares) or any of its Affiliates.

(b) The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party does not and will not, and the performance of this Agreement and the Transaction Documents to which such Seller is a party by Seller will not, require any consent, approval, Order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity.

2.4 Legal Proceedings; Orders. There are no Actions or Orders pending or, to such Seller’s knowledge, threatened against or affecting such Seller, that (a) could adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement or any other Transaction Document to which such Seller is a party or (b) challenge or prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement or any other Transaction Document to which Seller is a party. Such Seller is not subject to any Order that relates to the Business of, or any assets owned or used by, the Company.

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2.5 Brokerage. There are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document to which such Seller is a party based on any Contract to which such Seller is a party or that is otherwise binding upon such Seller and no Person is entitled to any fee or commission or like payment in respect of any such Contract.

2.6 Affiliated Transactions. Neither such Seller nor any Affiliate of such Seller that is a Related Party (a) is a party to any Contract with the Company; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, distributor, lessor, independent contractor or customer of the Company; (c) has any interest in any property, asset or right used by the Company or necessary for the Business; (d) has outstanding any Indebtedness owed to the Company; or (e) has received any funds from the Company since the date of the Latest Balance Sheet other than compensation for services rendered in the ordinary course of business, or is the obligee or beneficiary of any Liability of the Company other than amounts owed for services rendered in the ordinary course of business during the most recent payroll period of the Company.

2.7 Accredited Investor. If listed in the Payment Schedule as receiving Buyer Stock at the Closing, such Seller is an “accredited investor” within the meaning of the Rule 501 of Regulation D promulgated by the Securities and Exchange Commission, as presently in effect under the Securities Act.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct as of the Closing Date.

3.1 Organization; Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and is qualified to do business in all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified. The Company possesses all requisite corporate power and authority necessary to (a) own, operate, lease and license its properties, (b) carry on its business as now conducted, (c) execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which the Company is or will be a party and (iv) consummate the transactions contemplated hereunder and thereunder. True, correct, and complete copies of the Company’s organizational documents currently in effect have been provided to Buyer and reflect all amendments made thereto.

3.2 Authorization. All corporate actions and proceedings required to be taken by or on the part of the Company to authorize and permit the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party, have been duly and validly taken. This Agreement has been, and each other Transaction Document to which the Company is a party has been, duly executed and delivered by the Company. This Agreement constitutes, and each other Transaction Document to which the Company is a party constitutes, or will constitute when duly executed and delivered, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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3.3 Capitalization and Related Matters.

(a) The authorized capital stock of the Company consists of two million (2,000,000) shares of common stock, of which 957,012 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of any Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities Laws. Immediately after the Closing, Buyer shall own all of the outstanding Shares, free and clear of any Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities Laws.

(b) Schedule 3.3(b) contains a complete and correct list of each outstanding Company Option, including (i) the holder, (ii) the date of grant, (iii) the number of shares of Company common stock subject to such Company Option at the time of grant, (iv) the number of shares of Company common stock subject to such Company Option as of the date of this Agreement, (v) the exercise price per share of Company common stock subject to such Company Option, (vi) the vesting schedule (including the number of vested and unvested shares of Company common stock subject to such Company Option as of the date of this Agreement), (vii) whether such Company Option constitutes an “incentive stock option” within the meaning of Section 422 of the Code, (viii) the date on which such Company Option expires and (ix) any accelerated vesting provisions (including specifying whether the vesting of such Company Option shall be subject to any acceleration in connection with the transactions contemplated by this Agreement). Accurate and complete copies of each agreement evidencing a Company Option has been made available to Buyer. All Company Options have been appropriately authorized by the Company’s Board of Directors or an appropriate committee thereof as of the applicable date of grant, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive award terms, and have otherwise been granted in all material respects in compliance with applicable Law and the terms set forth in applicable Contracts. Each Company Option may, by its terms, be treated at the Closing as set forth in Section 1.2(a).All Company Options have an exercise price that has never been and is not less than the fair market value of the Company common stock on the date the Company Option was granted (within the meaning of United States Treasury Regulation §1.409A-1(b)(5)(vi)(B)). No Company Options have been retroactively granted, nor has the exercise price of any Company Option been determined retroactively or in contravention of any applicable Law.

(c) Each Optionholder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission, as presently in effect under the Securities Act. Other than the Shares described in Section 3.3(a) and the Company Options disclosed on Schedule 3.3(b) of the Disclosure Schedules, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other equity or voting interests in, the Company; (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company or containing any profit participation features; or (iii) outstanding or promised options, restricted stock units, warrants, calls, subscriptions or other rights to acquire from the Company or other obligations of the Company to issue or allot, any capital stock or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, capital stock of, or other equity or voting interests in, the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any securities of the Company. There are no statutory or contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Shares. There are no agreements with respect to the voting or transfer of the Shares to which the Company is a party. Other than the Company Options disclosed on Schedule 3.3(b) of the Disclosure Schedules and other options granted by the Company that been exercised or expired, the Company has not at any time issued or granted, and there are no outstanding or authorized, compensatory equity or equity-linked interests with respect to the capital stock of, or other equity or voting interests in, the Company, including without limitation, any options, appreciation rights, restricted stock or stock unit awards, phantom equity or similar awards or rights.

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3.4 Subsidiaries; Investments

. The Company does not own, of record or beneficially, any direct or indirect equity or other ownership, capital, voting or participation interest in any Person. The Company has no subsidiaries. The Company does not own any debt securities in any Person.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party does not, and the performance by the Company of this Agreement and such other Transaction Documents will not, (i) conflict with or violate any provision of the organizational documents of the Company; (ii) conflict with or violate any Law applicable to the Company or any of its Affiliates or by which any property or asset of the Company or any of its Affiliates is bound or affected; (iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under any Material Contract or Permit; (iv) result in the creation of a Lien on any property or asset of the Company or any of its Affiliates; or (v) cause the Company or any of its Affiliates to become subject to, or to become liable for the payment of, any Tax, other than income tax payable by Sellers on gain from the sale of the Shares.

(b) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party does not and will not, and the performance of this Agreement and such other Transaction Documents by the Company will not, require any consent, approval, Order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity.

3.6 Financial Statements. Schedule 3.6 of the Disclosure Schedules sets forth true, correct and complete copies of the Company’s (a) financial statements (including the balance sheet and the related statements of income) as of and for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021, and (b) balance sheet as of May 31, 2024 (the “Latest Balance Sheet”) and the related statements of income for the five (5)-month period then ended (collectively, the “Financial Statements”). Each of the Financial Statements (including in all cases the notes and schedules thereto, if any) (x) was prepared from, and is consistent with, the books and records of the Company and (y) presents fairly the financial condition, results of operations and stockholders equity of the Company as of the dates and for the periods referred to therein, which is consistent with the annual Tax Returns prepared under the accrual method, adjusted for tax basis.

3.7 Liabilities.

(a) Schedule 3.7(a) of the Disclosure Schedules sets forth all outstanding Indebtedness of the Company, and for each item of Indebtedness of the Company, identifies (i) the principal amount outstanding as of the date of this Agreement, (ii) the creditor, (iii) the maturity date, (v) any prepayment penalties or fees or defeasance requirements, (vi) whether such Indebtedness will be required to be repaid in connection with the transactions contemplated by the Transaction Documents and (vii) the collateral, if any, securing such Indebtedness. All letters of credit, fidelity bonds and surety bonds are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by the Transaction Documents. No default (or an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company under any such letters of credit, fidelity bonds or surety bonds and the Company has not received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

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(b) The Company has no Liability and there is no basis for any Action with respect to any Liability, except for Liabilities (i) reflected on the face of the Latest Balance Sheet or described on Schedule 3.7(a) of the Disclosure Schedules; and (ii) which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Action, none of which are material individually or in the aggregate and all of which, other than Indebtedness, will be included in the calculation of Closing Working Capital).

3.8 Absence of Certain Developments. Since the date of the Latest Balance Sheet, the Company has conducted the Business in the ordinary course of business consistent with past practice and there has not occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Since the date of the Latest Balance Sheet, the Company has not:

(a) sold, leased, licensed (as licensor), abandoned, failed to maintain, assigned, disposed of or transferred (including transfers to any of the Company’s employees or Affiliates) any of its assets (whether tangible or intangible), other than (i) items physically located at the Company’s office location but used exclusively for personal use by any Seller, (ii) the equipment and fixtures not used in connection with the Business set forth on Schedule 3.8(a) of the Disclosure Schedules, and (iii) the Company inventory in the ordinary course of business consistent with past practice;

(b) mortgaged, pledged or subjected to any Lien any portion of its properties or assets;

(c) made, committed to make or authorized any capital expenditure in excess of $50,000;

(d) acquired (including by merger, consolidation, license or sublicense) any interest in any Person or a substantial portion of the assets or business of any Person, or otherwise acquired any material assets of any Person;

(e) incurred any Indebtedness or assumed, guaranteed or endorsed the obligations of any Person;

(f) entered into, amended, modified, accelerated, extended, renewed or terminated any Material Contract;

(g) issued, sold, pledged, disposed of, encumbered or transferred any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company;

(h) waived, released, assigned, settled or compromised any material rights or claims, or any material litigation or arbitration;

(i) disclosed any trade secrets or other proprietary and confidential information to any Person other than Buyer and its representatives;

(j) amended or modified the organizational documents of the Company;

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(k) (i) hired, engaged, furloughed, reduced the working schedule of or terminated any employee, officer, consultant, director or other service provider of the Company (together, the “Service Providers”), (ii) paid, announced, promised or granted, whether orally or in writing, any increased or new (as applicable) compensation or benefits to any current or former Service Provider (or his or her eligible dependents), including any increase or change pursuant to any Plan (except as required by any applicable Law), (iii) accelerated the vesting or payment of any compensation or benefits under any Plan, (iv) entered into, adopted, terminated or amended any Plan, (v) granted any equity or equity-linked awards or any bonus, commission or incentive compensation (other than payments of sales commissions in the ordinary course of business consistent with past practice) to any Service Provider, or (vi) entered into any loan or extended any credit to any current or former Service Provider;

(l) made, changed or revoked any Tax election; settled or compromised any claim, notice, audit report or assessment in respect of Taxes; changed any annual Tax accounting period; adopted or changed any method of Tax accounting; filed any amended Tax Return; entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrendered any right to claim a Tax refund; or consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(m) agreed or committed to do any of the foregoing.

3.9 Sufficiency of Assets; Inventory.

(a) The Company has good and marketable title to, a valid leasehold interest in or a valid license to use, all the properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired thereafter (the “Company Assets”), free and clear of all Liens, other than Permitted Liens. The Company Assets are in good operating condition (normal wear and tear excepted) and are fit in all material respects for use in the ordinary course of business. The Company Assets are all of the material tangible properties, assets, rights, and interests necessary to enable Buyer to own and operate the business of the Company in the manner in which such business is currently being operated.

(b) All of the inventory of the Company is in good condition and free of any material defect or deficiency, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at customary gross margins consistent with the past practices of the Company. The inventory levels maintained by the Company (i) are not excessive relative to its normal operating requirements and (ii) are adequate for the conduct of the Company’s operations in the ordinary course of business. The value of all obsolete items and items of below standard quality has been written down to the net realizable value or adequate reserves have been provided therefor.

3.10 Intellectual Property.

(a) Schedule 3.10(a) sets forth a complete and accurate list as of the date of this Agreement of (i) each item of Registered IP, setting forth for each such item of Registered IP, the record owner(s) of such item and if different, the legal owner(s) and beneficial owner(s) of such item, the nature of each owner’s ownership interest, the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, the filing date or registration date and issuance or grant date, and, with respect to domain names, the applicable domain name registrar, and (ii) all unregistered trademarks used in connection with any Company inventory. All Registered IP is valid, subsisting, and, to the Knowledge of the Company, enforceable. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Registered IP have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws. No application for, or registration with respect to, any Registered IP has been abandoned, cancelled, allowed to lapse, or rejected. The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Registered IP. To the Knowledge of the Company, no trademark owned, used, or applied for by the Company conflicts or interferes with any trademark owned, used, and applied for by any other Person for the same class of goods or services. Section 3.10(a) of the Disclosure Schedule sets forth a summary listing with respect to each item of Registered IP of all legally required actions, filings and payment obligations known to Company as of the Closing Date and due to be made to any Governmental Entity within one hundred and eighty (180) days following the Closing Date.

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(b) The Company owns or otherwise has the right to use all Intellectual Property used in, held for use in, or necessary for the conduct of the business of the Company as currently conducted. The Company IP together with all Company-owned technology and the third party Intellectual Property constitutes all of the technology and Intellectual Property necessary to operate the business of the Company as currently conducted.

(c) The information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases used by the Company (collectively, “IT Systems”) are designed, implemented, operated and maintained in all material respects in accordance with customary industry standards and practices for entities operating businesses similar to the businesses of the Company, including with the respect to redundancy, reliability, scalability and security. The IT Systems are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company as currently conducted, and, to the Knowledge of the Company, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Without limiting the foregoing, (i) the Company has taken reasonable steps and implemented reasonable procedures to ensure that its IT Systems are free from Malicious Code, and (ii) the Company has in effect industry standard disaster recovery plans, procedures and facilities for its business and has taken all reasonable steps to safeguard the security and the integrity of its IT Systems. There have been no unauthorized intrusions or breaches of security with respect to the IT Systems. The Company has implemented any and all security patches or upgrades that are generally available for the IT Systems.

(d) The privacy policies and any other terms applicable to the collection, retention, use, disclosure and distribution of Personal Information from individuals by or on behalf of the Company, including without limitation the Health Insurance Portability and Accountability Act of 1996 (collectively, the “Privacy Policies”) are prominently posted and accessible to individuals on each website operated by or on behalf of the Company and on any other mechanism through which the Company collects Personal Information. The Company has at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any Privacy Policy has been inaccurate or in violation of any applicable Laws in any material respect. The Company complies, and at all times has complied, with: (i) the Privacy Policies; (ii) the Company’s other commitments to third parties regarding Personal Information, including such commitments to vendors, marketing affiliates, advertisers and advertising networks, and other business partners; and (iii) applicable Laws related to the collection, use, access to, transmission, disclosure, alteration, protection or handling of Personal Information. To the extent applicable, the Company has all necessary authority, rights, consents and authorizations to collect, use, maintain, disclose, process or transmit any Personal Information maintained by or for the Company and to the extent required in connection with the operation of the Company as currently conducted. The Company does not sell, rent, or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with applicable Laws and Privacy Policies. The Company has obtained written agreements from all subcontractors to which the Company has provided or disclosed Personal Information that satisfy the requirements of applicable Laws.

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(e) The Company has taken industry-standard measures that protect and maintain the confidential nature of any Personal Information to which the Company has access and that protect such Personal Information against loss, theft and unauthorized access or disclosure (including unauthorized access or use by the employees and contractors of the Company), including without limitation implementing and maintaining commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect its confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including Personal Information. The Company has not experienced any material loss, alteration, disclosure or destruction of, misuse of, unauthorized third party access to, or damage to, data held or processed by the Company on behalf of any of the Company’s customers or employees, including Personal Information. The Company has not received any claims, notices or complaints regarding the Company’s information handling or security practices or the disclosure, retention, misuse or security of any Personal Information maintained by or on behalf of the Company, or alleging a violation of any person’s privacy, personal or confidentiality rights under the Privacy Policies or otherwise by any Person, including the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Entity, and has no Knowledge of any event or condition that would reasonably be expected to result in any such notice.

3.11 Real Property and Leases.

(a) Schedule 3.11(a) of the Disclosure Schedules sets forth the street address of each parcel of real property of which the Company is the lessee (“Leased Real Property”). The Company has previously delivered to Buyer true, correct and complete copies of each lease related to the Leased Real Property, together with all amendments, modifications, supplements, waivers and side letters related thereto. Each lease relating to the material Leased Real Property is a legal, valid and binding agreement, enforceable against the parties thereto, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The Company owns no real property.

3.12 Contracts.

(a) Schedule 3.12(a) of the Disclosure Schedules contains a true and complete list of the Contracts to which the Company is bound (other than, solely with respect to clauses (i) and (ii) below, any Plan) that:

(i) involved in the twelve (12)-month period ended December 31, 2023, payment to or by the Company in an amount in excess of $5,000;

(ii) is expected to involve payment to or by the Company in an amount in excess of $5,000;

(iii) the termination of which would otherwise be material and adverse to the business of the Company;

(iv) is with any supplier that is material;

(v) requires any material benefit be granted to a third party, or material right be lost by the Company, or, after the Closing Date, to or by Buyer or any of its respective Affiliates, or the successors to any of the foregoing;

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(vi) is a collective bargaining, labor union or similar Contract;

(vii) (A) provides for the payment of severance or other termination payments upon termination of any Service Provider’s service with the Company, or (B) provides for the payment of compensation and/or benefits to or for the benefit of any Service Provider upon or in connection with the consummation of the transactions contemplated by this Agreement; or

(viii) (A) grants “most favored nation” rights, or (B) guarantees prices for a period of greater than twelve (12) months.

All of the Contracts set forth or required to be set forth on Schedule 3.12(a) of the Disclosure Schedules (each a “Material Contract”) are valid, binding and enforceable against the Company and, to the Company’s Knowledge, enforceable by the Company against the other parties thereto, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company has properly paid all amounts to be paid by the Company, and otherwise performed all material obligations required to be performed by it under such Contracts and the Company has not received any notice that it is in default under or in breach of any such Contract. To the Company’s Knowledge, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any such Contract; (ii) no other party to any such Contract is in breach thereof or default thereunder and neither the Company nor any Seller has received any notice of termination, cancellation, breach or default under any such Contract; and (iii) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material terms or amounts paid or payable to the Company under any of the Material Contracts with any Person and no such Person has made written demand for such renegotiation. The Company shall have the benefit of each Material Contract and shall be entitled to enforce each such Contract immediately following the Closing.

3.13 Insurance. The Company’s insurance policies set forth on Schedule 3.13 of the Disclosure Schedules (a) collectively provide adequate insurance coverage for the assets and operations of the Company; (b) collectively are sufficient for compliance with all requirements of Law and all Contracts to which the Company is a party or is otherwise bound; (c) are issued by an insurer that, to the Company’s Knowledge, is financially sound and reputable; and (d) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All premiums due and payable under all such policies have been paid. No default exists with respect to the obligations of the Company under any such insurance policy, and the Company has not received any notification of cancellation of any such insurance policies.

3.14 Legal Proceedings; Orders.

(a) There are no, and since January 1, 2022, there have been no, Actions pending or, to the Company’s Knowledge, threatened against or affecting the Company, its officers or directors (in their capacities as such or otherwise with respect to the Business) or any of the assets owned or used by the Company. There are no Actions pending or threatened by the Company against any Person. Except as set forth on Schedule 3.14(a) of the Disclosure Schedules, to the Company’s Knowledge, there is no valid basis for any of the foregoing.

(b) To the Company’s Knowledge, the Company is not the subject of any governmental investigation or inquiry and, to the Company’s Knowledge, there is no valid basis for any of the foregoing.

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3.15 Tax Matters.

(a) The Company has duly and timely filed or caused to be timely filed with the appropriate Tax Authority all Tax Returns required to be filed by, or with respect to, the Company on or before the date hereof. All such Tax Returns are true, correct and complete in all respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes. All Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been timely paid.

(b) The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Service Provider, creditor, stockholders of the Company or other Person. The Company has properly classified all individuals providing services to the Company as employees or non-employees for all relevant purposes. The transactions contemplated by this Agreement are not subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of applicable Law.

(c) The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. The Company does not have any liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(d) The unpaid Taxes of the Company did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto). Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(e) The Company has delivered or made available to Buyer complete and accurate copies of all federal, state, local and foreign Tax Returns of the Company (and any predecessor thereof) for the 2021, 2022, and 2023 taxable years, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company (or any predecessor thereof) for all open tax years. No power of attorney with respect to any Taxes of the Company has been executed or filed with any Tax authority.

(f) There are no Liens for Taxes upon any property or asset of the Company (other than Permitted Liens).

(g) No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Tax Authority. There are no pending or threatened (in a writing delivered to the Company) audits, assessments or other actions in writing for or relating to any liability in respect of Taxes of the Company. Neither the Company nor any predecessor of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. There are no matters under discussion with any Tax Authority, to the Knowledge of the Company, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

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(h) The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(i) The Company is not, and has never been, a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes.

(j) The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law. If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then the Company either (x) believes that it has substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction and any such transaction is set forth on Schedule 3.15(j). The Company has not participated, and does not plan to participate, in any Tax amnesty program.

(k) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any corresponding provisions of applicable Tax Law) in the two years prior to the date hereof or in a distribution which otherwise constitutes part of a “plan” or a “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. The Company has not acquired any assets from any other corporation in a transaction in which the adjusted Tax basis in the acquired assets was determined by reference (in whole or in part) to the adjusted Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(l) The Company (i) has neither agreed nor is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise and (ii) is not required to make any such an adjustment, under any comparable state or local Tax Law.

(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale, open transaction or other transaction entered into on or prior to the Closing Date, (ii) any accounting method change made on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing, or (v) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law).

(n) The Company is not and has not (i) been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(ii) of the Code; (ii) been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (iii) been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iv) been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; and (v) engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

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(o) At all times (i) the Company has been properly classified as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for United States federal income and applicable state income Tax purposes, (ii) the Company has not, and will not have as a result of the transactions contemplated in this agreement, any liability for Taxes pursuant to Sections 1374 of the Code, and (iii) neither the Company nor Sellers have taken any action that would cause or would result in the termination of such S corporation status. The IRS has not challenged, or threatened to challenge, in a writing delivered to the Company the status of the Company as an S corporation for federal income tax purposes under the Code. The Company has not, in the past five (5) years, acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(p) There are no limitations on the utilization by the Company of the net operating losses, Tax credit carryovers or other Tax attributes of the Company under Section 382 through Section 384 of the Code (or any corresponding or similar provisions of applicable Law) other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

(q) The Company does not utilize the cash method of accounting for Income Tax purposes.

(r) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been maintained and operated in compliance with Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. No Plan, Contract or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) of the Company any compensation or benefits which have been subjected or should have been subjected to gross income inclusion or additional Tax pursuant to Section 409A(a)(1) of the Code.

(s) No amount or benefit that has been received or will be received (whether in cash or property or the vesting of property or the cancellation of indebtedness or otherwise) by any current or former Service Provider will result in an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event, whether contingent or otherwise).

(t) There is no Contract, agreement, plan or arrangement to which the Company is a party or otherwise bound which requires the Company to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code, Section 280G or Section 4999 of the Code.

3.16 Compliance with Laws; Permits.

(a) Since January 1, 2022, (i) the Company has conducted the Business in compliance with all Laws relating to the operation and conduct of the Business; and (ii) the Company has not received (x) written notice of any violation, alleged violation or potential violation of any such Laws, (y) non-written notice of any violation, alleged violation or potential violation of any such Laws that would, individually or in the aggregate, reasonably be expected to be material to the Company, or (z) notice of any actual, alleged, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to be material to the Company.

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(b) No event has occurred, and, to the Company’s Knowledge, no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in (x) a material violation by the Company of, or a failure on the part of the Company to comply with, any Law relating to the operation and conduct of the Business or (y) any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to be material to the Business.

(c) The Company is in possession of all Permits necessary for the Company to own, lease and operate its properties or to conduct the Business consistent with past practice. All applications for or renewals of all such Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Documents. All of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing, and the Company possesses such Permits without any conflict with the valid rights of others. There is no Action pending, or to the Company’s Knowledge, threatened, nor has the Company received any notice (written or non-written) from any Governmental Entity, to revoke, cancel, refuse to renew or adversely modify any Permit.

3.17 Employees.

(a) The Company is not and has not at any time been bound by any collective bargaining or similar agreement with any labor union or organization with respect to its employees. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Company’s Knowledge, threatened against the Company, and the Company has not experienced any such organized work interruption during the past three (3) years. There are no labor unions or other organizations representing or purporting to represent and, to the Company’s Knowledge, no union organization campaign is in progress with respect to, any employees of the Company. There are no unfair labor practice charges pending or, to the Company’s Knowledge, threatened against the Company before the National Labor Relations Board or any other Governmental Entity. In the last three (3) years, no allegations of sexual or other unlawful harassment or discrimination or similar misconduct of any nature have been made against any current or former employee of the Company who had managerial responsibilities, and there are no Actions pending or, to the Company’s Knowledge, threatened (A) between the Company and any current or former Service Provider or (B) by or before any Governmental Entity affecting the Company concerning Service Provider matters.

(b) The Company is in compliance in all material respects with all applicable Laws, statutes, governmental rules and regulations respecting employment and employment practices, terms and conditions of employment of former, current and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, immigration, employee rights or any other labor and employment-related matters. The Company is not a party to, or otherwise bound by, any consent decree with, or citation from any Governmental Entity relating to employees or employment practices. The Company maintains accurate and complete Form I-9s with respect to each of its former and current employees in accordance with applicable Laws concerning immigration and employment eligibility verification obligations. The Company has properly classified all current and former Service Providers as either employees or independent contractors, employed or self-employed, and as exempt or non-exempt for all purposes and has made all required filings in connection with services provided by, and compensation paid to, such Service Providers, and the Company has not received notice of any pending or threatened inquiry or audit from any Governmental Entity concerning any such classifications.

(c) (i) The Company has paid in full to all of its Service Providers or adequately accrued in accordance with GAAP and applicable Laws all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Service Providers; and (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s Knowledge, threatened before any Governmental Entity with respect to any Person currently or formerly employed by the Company.

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(d) During the three (3) years prior to the date of this Agreement, the Company has not engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company.

(e) Schedule 3.17(e) contains a true, correct and complete list of all current employees of the Company, including their name and current annual salary or current hourly wage rate, as applicable, target bonus, commission or other incentive opportunity, hire date, accrued vacation and paid-time-off balance, principal work location, date of hire, benefit entitlements and fringe benefits, leave status and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position. No Service Provider has informed the Company (whether orally or in writing) of any plan to terminate employment with or services for the Company, and, to the Company’s Knowledge, no such Person or Persons has any plans to terminate employment with or services for the Company.

(f) Schedule 3.17(f) contains a true, correct and complete list of all individual independent contractors, consultants, agents or agency employees currently engaged by the Company, along with the position, location, date of retention and rate of remuneration for each such Person and a list of all Contracts with such Person.

3.18 Employee Benefits.

(a) Schedule 3.18(a) lists each Plan. The Company has no plan or commitment to adopt or enter into any additional Plans or to materially amend or, except as provided in Section 1.3(b)(iii),terminate any existing Plan.

(b) The Company has made available to Buyer a true and complete copy, as applicable, of (i) each Plan (including any amendments thereto) and descriptions of all material terms of any such Plan that is not in writing, (ii) the three (3) most recent annual reports filed with respect to each Plan required to make such a filing, (iii) the most recent summary plan description for each Plan for which a summary plan description is required by applicable law and most recent other notice or description provided to employees (as well as any modifications or amendments thereto), (iv) the most recently received determination or opinion letter, if any, issued by the Internal Revenue Service and each currently pending application for a determination letter with respect to any Plan that is intended to qualify under Section 401(a) of the Code, (v) the three most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Plan, (vi) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor audits or investigations, (vii) all non-routine, written communications relating to any Plan, and (viii) all insurance contracts and material administrative agreements under which the Company has any ongoing obligation with respect to each such Plan.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Plan and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Plan. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

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(d) No Plan is, and neither the Company nor any ERISA Affiliate contributes to, has at any time contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Company.

(e) ESOP Matters.

(i) The ESOP has been administered according to its terms and has been established, maintained and administered in all material respects in accordance with the Code, ERISA and other applicable Laws, including, but not limited to, the requirements of Sections 401(a), 409 and 4975 of the Code and the regulations promulgated thereunder. The ESOP constitutes an “employee stock ownership plan” (as such term is defined in Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA). No corrections to the administration of the ESOP have been made or are required, and there are no voluntary correction requests in process with the U.S. Department of Labor, the IRS or any other Governmental Entity.

(ii) The shares of Company common stock held by the ESOP constitute and have at all times been “employer securities,” as defined in Section 409(l) of the Code, and “qualifying employer securities,” as defined in Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA. The ESOP trustee has commissioned an appraisal of the shares of Company common stock held by the ESOP by a qualified independent appraiser (as such term is used in Section 401(a)(28)(C) of the Code) for each plan year of the ESOP since its inception and the ESOP has utilized each such appraisal for all administrative purposes required under the terms of the ESOP, ERISA and the Code.

(iii) The ESOP has no existing indebtedness related to its prior acquisition of the shares of Company common stock (or any other employer securities). As of the Closing Date, without giving effect to the transactions contemplated by this Agreement, the Company is not obligated to pay the ESOP, the ESOP trust, or any of the ESOP participants any amount other than as otherwise provided under the terms of the ESOP other than, in the case of ESOP participants to the extent permitted pursuant to the terms of the ESOP, compensation and expense reimbursements in the ordinary course of business.

(iv) No fiduciary (within the meaning of ERISA) of the ESOP is indemnified by, or has any rights to indemnity from, any Person or the ESOP for any fiduciary liability he, she or it may incur or may have incurred as a fiduciary of the ESOP. The ESOP trustee has complied in all material respects with its obligations under the ESOP and under ERISA and the Code with respect to the ESOP.

(f) The Company has no obligation to provide (whether under a Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or former Service Providers (or any Service Provider’s spouse, beneficiary or dependent) beyond the termination of employment or other service of such Service Provider, other than health continuation coverage pursuant to COBRA. No Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.

(g) Each Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no Knowledge of any default or violation by any party to, any Plan.

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(h) All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any current or former Service Providers, have been timely paid or made in full or, to the extent not yet due, properly accrued, to the extent required by GAAP, on the Latest Balance Sheet in accordance with the terms of the Plan and all applicable Laws.

(i) No Action is pending or, to the Company’s Knowledge, threatened against, by or on behalf of any Plan or the assets, fiduciaries, or administrators thereof (other than claims for benefits in the ordinary course). With respect to each Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Plan have occurred, and (ii) no lien has been imposed under the Code, ERISA or any other applicable Law. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. The Company has not made any filing in respect of any Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program.

(j) Neither the Company nor any Plan fiduciary with respect to any Plan, in any case, has received notice that it is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

(k) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event (whether contingent or otherwise, including any termination of employment) will (i) entitle any current or former Service Provider to any payment (other than a portion of the Estimated Closing Payment and the Final Closing Payment in his or her capacity as a Seller); (ii) increase the amount of compensation or benefits due to any current or former Service Provider; (iii) accelerate the vesting, funding or time of payment of any compensation or other benefit; or (iv) result in any loan forgiveness by the Company in respect of any current or former Service Provider; in each case, excluding any such payments or benefits made or provided pursuant to Contracts entered into with Buyer on or after the Closing Date.

(l) Each of the Company and its ERISA Affiliates is, and during the last six (6) years has been, in compliance in all material respects with the applicable requirements of (i) Section 4980B of the Code and any similar state Law, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Laws (including the proposed regulations) thereunder and (iii) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder, and no circumstance exists or event has occurred, which reasonably could be expected to result in a material violation of, or material penalty or liability under, any of the foregoing. The Company is not and has not been subject to an assessable payment under Section 4980H of the Code. The obligations of all Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(m) The Company has not: (i) except in accordance with applicable Law, taken any action since January 1, 2020 related to any workforce changes due to COVID-19, or otherwise, whether directly or indirectly, including any actual or expected group terminations, layoffs, furloughs, shutdowns, reduced working schedules or any material changes to benefit or compensation programs, including material reductions in compensation, benefits or working schedules, or material changes to any Plan; (ii) claimed any Tax credits under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act or I.R.S. Notice 2020-65 or any similar applicable Law; or (iii) deferred any Taxes under Section 2302 under the CARES Act or any similar applicable Law, and, in each case, none of the foregoing actions are reasonably anticipated. The Company is not a party to any plan, program, arrangement or Contract with any employee currently on furlough, leave or other alternative work arrangement pursuant to which any employee’s continued employment or reinstatement (including any reinstatement of any reduction or change in compensation or benefits) is guaranteed.

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(n) No Plan is, and the Company has not sponsored, maintained, participated in or contributed to, or been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any Service Provider (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.

3.19 Affiliated Transactions. No Related Party (a) is a party to any Contract with the Company other than employment agreements and nondisclosure and invention assignment agreements entered into in the ordinary course of business; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); or (c) has any interest in any property, asset or right used by the Company or necessary for the Business, in each case, except for employment-related compensation or Liabilities therefor received or payable in the ordinary course of business.

3.20 Environmental Matters

. Each of the Company and its Affiliates is now and has always been in compliance with all Environmental Laws.

3.21 Customers and Suppliers.

(a) Schedule 3.21(a) of the Disclosure Schedules sets forth the top twenty (20) customers of the Company (each, a “Material Customer”), based on the dollar amount of consolidated revenues earned by the Company for the fiscal years ended December 31, 2022 and December 31, 2023, and the revenues generated from each such customer.

(b) Schedule 3.21(b) of the Disclosure Schedules sets forth (i) each vendor, supplier, reseller, service provider and other similar business relation of the Company (each, a “Material Supplier”) from whom the Company purchased greater than $25,000 in goods or services over the course of the twelve (12) months prior to the Closing Date, the amounts owing to each such Person, and whether such amounts are past due and (ii) to the extent not otherwise included in Schedule 3.21(b) of the Disclosure Schedule, each vendor, supplier, reseller, service provider and other similar business relation of the Company to whom any amounts are past due greater than twelve (12) months and such amounts past due.

(c) No Material Customer or Material Supplier has given the Company or its Affiliates, officers, directors, employees, agents or representatives, notice that it intends to stop or materially alter its business relationship with the Company or has during the past twelve (12) months decreased materially, or threatened to decrease or limit materially, its supply of services or products to, or purchase of products or services from the Company. To the Company’s Knowledge, (i) no Material Customer or Material Supplier intends to cancel or otherwise substantially modify its relationship with the Company or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company, (ii) no Material Customer or Material Supplier has advised the Company of any material problem or dispute with the Company and (iii) to the Company’s Knowledge, the transactions contemplated by this Agreement and the other Transaction Documents will not adversely affect the relationship of the Company with any Material Customer or Material Supplier.

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3.22 Brokerage. There is no claim for any brokerage commission, finder’s fee, financial advisor’s fee or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any Contract to which the Company is a party or that is otherwise binding upon the Company, and no Person is entitled to any fee or commission or like payment in respect any such Contract.

3.23 No Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.24 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct as of the date hereof and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent, of holders of its Shares, its board of directors or other governing body, and any committees thereof, prior to the date hereof, and no meeting, or action taken by written consent, of any of the foregoing has been held prior to the date hereof for which minutes have not been prepared or are not contained in such minute books. As of the date hereof, all of those books and records are in the possession of the Company.

3.25 Bank Accounts. Schedule 3.25 of the Disclosure Schedules sets forth (a) a true and complete list of the names and locations of all banks and other financial institutions at which the Company has an account (including “deposit accounts” and “securities accounts”) or a safe deposit box or maintains a banking or other similar relationship and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other representatives of the Company having signatory power with respect thereto. Other than as set forth on Schedule 3.25 of the Disclosure Schedule, there are no other accounts maintained by or for the benefit of the Company.

3.26 Disclosure. No representation or warranty of the Company or Sellers in this Agreement and no statement in the Schedules attached hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.27 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including any fact, matter or circumstance disclosed in the related portions of the Disclosure Schedule which shall be deemed to be disclosed in any other section of the Disclosure Schedule if the relevance of such fact, matter or circumstance to such other section would be reasonably apparent), neither Sellers, the Company or any other Person has made or makes any express or implied representation or warranty, either written or oral, on behalf of any Seller or the Company.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered to Sellers herewith, Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date.

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4.1 Organization; Power. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified. Buyer possesses all requisite corporate power and authority necessary to own, operate and lease and license its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.

4.2 Due Execution. This Agreement has been, and each other Transaction Document to which Buyer is or will be a party has been, duly executed and delivered by Buyer. This Agreement constitutes, and each other Transaction Document to which Buyer is or will be a party constitute, or will constitute when so duly executed and delivered, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.3 Issuance of Buyer Stock. The issuance and delivery of Buyer Stock in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Buyer and, when issued as contemplated hereby, such Buyer Stock shall be duly and validly issued, fully paid and non- assessable. Buyer has validly reserved a sufficient number of authorized but unissued shares of Buyer Stock to pay the Closing Stock Consideration payable by Buyer under this Agreement. The Buyer Stock, when so issued and delivered in accordance with the provisions of this agreement, shall be free and clear of all Liens, other than those contemplated by this agreement and any restrictions on transfer created by applicable securities Laws, and will be issued in compliance with applicable securities Laws and other applicable Laws and stock market rules or regulations, and without contravention of any other Person’s rights therein or with respect thereto.

4.4 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, will not: (a) result in a violation or breach of any provision of the charter or bylaws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, or result in the acceleration of any agreement to which Buyer is a party, except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration, or failure to give notice or obtain consent would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

4.5 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to or for sale in connection with any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations.

4.6 Brokerage. There is no claim for any brokerage commission, finder’s fee, financial advisor’s fee or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any Contract to which Buyer is a party, and no Person is entitled to any fee or commission or like payment in respect any such Contract.

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ARTICLE V.

PRE-CLOSING COVENANTS

5.1 Conduct of the Business by the Company. From the date of this Agreement until the Closing, unless Buyer otherwise agrees in writing, the Company will (a) conduct its businesses and operations in the ordinary course of business; (b) preserve intact its corporate existence and business organization; (c) use its reasonable efforts to preserve the goodwill and present business relationships (contractual or otherwise) with all customers, suppliers, resellers, employees, licensors, distributors and others having business relationships with it; and (d) use its reasonable efforts to keep available the services of its current officers, directors, employees and consultants. Without limiting the foregoing, and as an extension thereof, except as set forth on Schedule 5.1 of the Disclosure Schedules or as expressly permitted by any other provision of this Agreement, the Company will not from the date of this Agreement until the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Buyer:

(a) sell, lease, license (as licensor), assign, dispose of or transfer (including transfers to any of the Company’s employees or Affiliates) any of its assets (whether tangible or intangible), except for sales of inventory in the ordinary course of business;

(b) mortgage, pledge or subject to any Lien any portion of its properties or assets, other than Permitted Liens;

(c) make, commit to make or authorize any capital expenditure, except for capital expenditures made in the ordinary course of business to replace assets of the Company no longer used in the business and operations of the Company due to age or malfunction;

(d) acquire (including by merger, consolidation, license or sublicense) any interest in any Person or substantial portion of the assets or business of any Person, or otherwise acquire any material assets, except for the acquisition of (A) inventory in the ordinary course of business or (B) other capital assets in the ordinary course of business to replace assets of the Company no longer used in the business and operations of the Company;

(e) incur any Indebtedness or assume, guarantee or endorse the obligations or enter into any “keepwell” or other agreements to maintain the fiscal condition of any Person;

(f) enter into, amend, modify, accelerate or terminate any Material Contract, except for entry into any Material Contract for the sale of goods and services in the ordinary course of business;

(g) issue, sell, pledge, dispose of, encumber or transfer any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company, except for the issuance of capital stock of the Company upon the exercise of outstanding Company Options;

(h) declare, set aside, or distribute any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), or enter into any agreement with respect to the voting of its capital stock (or other equity securities);

(i) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (or other equity securities);

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(j) waive, release, assign, settle or compromise any material rights or claims, or any litigation or arbitration;

(k) disclose any trade secrets or other proprietary and confidential information to any Person (other than Buyer and its representatives) that is not subject to any confidentiality or non-disclosure agreement;

(l) (A) increase the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company; (B) grant or increase any rights to change in control, severance or termination payments or benefits to, or enter into any change in control, employment, consulting or severance agreement with, any director, officer, employee or consultant of the Company; (C) establish, adopt, enter into, amend, modify or terminate any employee benefit plan, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any employee benefit plan;

(m) make loans or advances to, guarantees for the benefit of, or any investments in, any Person;

(n) forgive any loans to directors, officers, employees or any of their respective Affiliates;

(o) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(p) (A) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (B) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business; (C) make any changes to cash management policies; (D) delay or postpone the repair or maintenance of their properties; or (E) vary any inventory purchase practices in any material respect from past practices;

(q) make any material Tax election or settle or compromise any Liability for Taxes;

(r) take any action for the winding up, liquidation, dissolution or reorganization of the Company or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues;

(s) amend the Company’s charter documents, bylaws or similar governing documents;

(t) cancel any Indebtedness owed to the Company; or

(u) agree or commit to do any of the foregoing.

5.2 Access to Information. From the date of this Agreement until the Closing, the Company will (a) give Buyer and its Affiliates, counsel, financial advisors, auditors, employees, agents and other representatives, and its financing sources and their representatives, access on reasonable notice during normal business hours to all properties, facilities and offices and true, correct and complete copies of books, records, Tax Returns, commitments and Contracts (including customer and supplier Contracts) and such financial and operating data and other information with respect to the Company as such persons may reasonably request and (b) instruct its employees, counsel, accountants, financial advisors and other representatives to cooperate reasonably with Buyer in its investigation of the Company.

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5.3 Notice of Developments. From the date of this Agreement until the Closing, the Company shall promptly notify Buyer in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would be reasonably likely to cause a material breach of a representation, warranty or covenant of the Company or Sellers in this Agreement or which could have the effect of making any representation or warranty of the Company or Sellers in this Agreement untrue in any material respect and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company; provided that no disclosure by the Company pursuant to this Section 5.3 shall be deemed to amend or supplement the Disclosure Schedules, to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or to affect the rights of Buyer under this Agreement.

5.4 Exclusivity. From the date of this Agreement until the Closing, the Seller Representative and each Seller shall not, and shall cause the Company and the officers, directors, employees, stockholders, representatives, agents and Affiliates of the Company not to, directly or indirectly, discuss, pursue, solicit, initiate, participate in, facilitate, encourage or otherwise enter into any discussions, negotiations, agreements or other arrangements regarding or which would be reasonably likely to lead to, a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the capital stock or assets of the Company with any other Person other than Buyer or its Affiliates (an “Acquisition Proposal”) or provide any information to any Person other than Buyer and its Affiliates, representatives and agents other than information which is traditionally provided in the regular course of the Company’s business operations to third parties where the Company and its officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any Acquisition Proposal. The Company, the Seller Representative and each Seller shall, and shall cause the officers, directors, employees, representatives, agents, investment bankers and Affiliates of the Company to, (a) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with any Person other than Buyer and its Affiliates and representatives regarding an Acquisition Proposal; and (b) keep Buyer fully informed with respect to the status of the foregoing. The Company and each Seller agree not to, without the prior consent of Buyer, release any Person from, or waive any provision of, any standstill agreement or confidentiality agreement to which any Seller or the Company is a party.

5.5 Efforts; Cooperation. Unless a different or higher standard is expressly required by this Agreement, the parties hereto agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of the Transaction Documents to which it is a party and consummate and make effective the transactions contemplated thereby. Each party hereto also agrees to use commercially reasonable efforts to cooperate with such other parties hereto and their employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated hereby and by the other Transaction Documents.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1 Litigation Support. After the Closing, in the event that, and for so long as, Buyer or the Company is actively contesting or defending against any charge, audit, complaint, action, suit, proceeding, hearing, investigation, grievance, arbitration, claim, or demand in connection with (a) any transaction contemplated by the Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, Sellers will reasonably cooperate with such contesting or defending party and its counsel in the contest or defense, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the Company (except to the extent Buyer or the Company is entitled to indemnification therefor under the provisions of this Agreement).

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6.2 Tax Matters.

(a) Tax Returns.

(i) Buyer shall prepare, or cause to be prepared, all Tax Returns in respect of the Company that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date and at least for five (5) days before timely payment of Taxes (including estimated Taxes) is due to the Tax Authority, Sellers shall pay, or cause to be paid, to Buyer all Taxes due with respect to such Tax Returns, except to the extent such Taxes are included as a liability in the final calculation of Closing Working Capital or Indebtedness. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. Buyer shall deliver drafts of such Tax Returns at least thirty (30) days prior to the due date (considering any extension) for the filing of such Tax Returns, to Seller Representative (together with schedules, statements and, to the extent requested by Seller Representative, supporting documentation) for Seller Representative’s review. If Seller Representative objects to any item on any such Tax Return, it shall, within fifteen (15) days of delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller Representative are unable to reach such agreement within ten (10) days of receipt by Buyer of such notice, the disputed items shall be resolved by the Accounting Referee and any determination by the Accounting Referee shall be final. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Referee’s resolution (if the resolution differs from Buyer’s treatment of the disputed item or items). The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Sellers. Buyer shall timely file, or cause to be timely filed, such Tax Returns and Seller shall make the payment due to Buyer under this Section 6.2(a)(i) at least five (5) days before timely payment of Taxes (including estimated Taxes) is due to the Tax Authority.

(ii) Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company for a Straddle Period (a “Straddle Period Tax Return”). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. Buyer shall deliver at least thirty (30) days prior to the due date for the filing of such Straddle Period Tax Return to Seller Representative for Seller Representative’s review a draft of such Tax Return (together with schedules, statements and, to the extent requested by Seller Representative, supporting documentation). If Seller Representative objects to any item on any such Tax Return, it shall, within fifteen (15) days of delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days of receipt by Buyer of such notice, the disputed items shall be resolved by the Accounting Referee and any determination by the Accounting Referee shall be final. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Referee’s resolution (if the resolution differs from Buyer’s treatment of the disputed item or items) and Sellers shall make the payment due to Buyer for Seller’s portion of such Taxes that are attributable to the Pre-Closing Tax Period at least five (5) days before timely payment of Taxes (including estimated Taxes) is due to the Tax Authority; provided, however, Sellers shall not be required to pay such Taxes to Buyer to the extent such Taxes were included in the final determination of Indebtedness or Closing Working Capital; provided, further, that if a refund is received as a result of filing an amended Tax Return to reflect the resolution of disputed items under this clause (i) and the filing of such amended Tax Return results in a refund, then Buyer shall promptly pay to Sellers the portion of such refund that is attributable to the Pre-Closing Tax Period (for the avoidance of doubt, any refund (or portion thereof) attributable to a Tax asset included in the final determination of Indebtedness or Closing Working Capital or is a refund of a Tax that was economically borne by Buyer shall not be for the account of Sellers). The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

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(iii) With respect to Taxes of the Company relating to a Straddle Period, the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date shall be allocable to the Pre-Closing Tax Period and paid by Sellers to Buyer, except to the extent such Taxes are included as a liability in the final calculation of Closing Working Capital or Indebtedness. The portion of any Tax that is allocable to the Pre-Closing Tax Period will be, (A) in the case of Property Taxes and other Taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (B) for all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date. Seller shall make such payment to Buyer at least five (5) days before timely payment of Taxes (including estimated Taxes) is due to the Tax Authority.

(b) Cooperation. Buyer and Seller Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller Representative, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and Seller Representative shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(c) Tax Contests.

(i) Buyer and the Company, on the one hand, and Seller Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company for a Pre‑Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually and materially prejudiced as a result thereof.

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(ii) Buyer shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof; provided, that Buyer shall keep Seller Representative informed of the progress of any Tax Matter and shall not settle or compromise any Tax Matter without the consent of Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further, that Seller Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller Representative.

(iii) In the event of any conflict or overlap between the provisions of this Section 6.2(c) and Section 7.5, this Section 6.2(c) shall control.

(d) Tax Sharing Agreements. All Tax sharing agreements, Tax indemnity agreements, Tax allocation agreements or similar agreements shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(e) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers. Seller Representative hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such Transfer Taxes. The Parties, as applicable, shall provide the other Party with satisfactory evidence that such Transfer Taxes have been paid.

6.3 Confidentiality. In further consideration for the payment of the Estimated Closing Payment and in order to protect the value of the Shares purchased by Buyer (including the goodwill inherent in the Company as of the Closing), as of the date hereof, each Seller agrees as follows:

(a) Such Seller has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information, as defined below) of the Company and Buyer, and related entities (each of the foregoing, a “Company Entity”). Such Seller agrees that unless such Seller first secures the written consent of an authorized representative of Buyer, such Seller shall not use for itself or anyone else, and shall not disclose to others, any Confidential Information, except (i) to the extent such use or disclosure is required by Law or any Order (in which event such Seller shall, to the extent practicable, inform the Company in advance of any such required disclosure, shall cooperate with the Company in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements); or (ii) as necessary to perform its duties as an employee of or consultant to a Company Entity.

(b) Such Seller will make no public or other announcement regarding the transactions contemplated by this Agreement without the prior written consent of Buyer.

6.4 Non-Competition; Non-Solicitation.

(a) Beginning on the Closing Date and continuing for a period of three (3) years (the “Restricted Period”), each Key Shareholder covenants and agrees that he will not, directly or indirectly, independently or in concert with others, for himself, or on behalf of any Person, other than Buyer, the Company, or any Affiliate of Buyer (collectively, the “Buyer Parties”): (i) own, manage, operate, control, participate in, render services for, become employed by, or invest in, directly or indirectly, within the Territory, the business of designing, manufacturing or selling high-power semiconductor burn-in test systems, or (ii) profit from, or lend or permit the use of its name in connection with, any such business within the Territory. “High-power semiconductor test systems” are systems that utilize more than 150 watts of power for burn-in and otherwise have burn-in test capabilities that are the same as or similar to the Company’s Sonoma test system.

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(b) During the Restricted Period, each Seller covenants and agrees that he will not, directly or indirectly, independently or in concert with others, for himself, or on behalf of any Person, (i) encourage, induce, solicit, advise or attempt to encourage, induce or solicit or advise, any employee of any Buyer Party for the purpose of causing such employee to leave their employment with such Buyer Party, or (ii) hire or otherwise retain (as an employee, agent, or contractor, or otherwise) or solicit for hiring or retention any employee of any Buyer Party. For purposes of this Section 6.4(b), an employee of any Buyer Party means any Person who was an employee of such Buyer Party at any time during the six (6) month period immediately prior to the Closing Date or who such Seller knows or reasonably should know is employed by a Buyer Party.

(c) Each Seller acknowledges and represents that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (ii) such Seller has consulted with independent legal counsel regarding its rights and obligations under this Section 6.4; (iii) such Seller fully understands the terms and conditions contained herein; (iv) the restrictions and agreements in this Section 6.4 are reasonable in all respects and necessary for the protection of the Company and its Confidential Information and goodwill and without such protection, the customer and client relationships and competitive advantage of the Company would be materially adversely affected; (v) the agreements in this Section 6.4 are an essential inducement to Buyer to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which Seller is party or by which it is bound; and (vi) except as set forth on Schedule 6.4(c), such Seller is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any Person other than the Company.

(d) If at any time a court or arbitrator’s award holds that the restrictions in this Section 6.4 are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto agree that any breach of the provisions contained in this Section 6.4 will result in serious and irreparable injury and therefore money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of any provisions of this Section 6.4 that is continuing, the Company and its successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof. In addition, in the event of a breach or violation by Seller of this Section 6.4, the Restricted Period shall be tolled until such breach or violation has been duly cured.

(e) From and after the Closing Date, such Seller will not, and will cause its Affiliates not to, alone or in connection with any Person, engage in any conduct or make any statement, whether in commercial or noncommercial speech, that disparages, criticizes or is injurious to the reputation of Buyer or any of its Affiliates (including the Company), including (i) inducing or encouraging others to disparage Buyer, any of its Affiliates, and (ii) making or causing to be made any statement that maligns the business, goodwill, personal or professional reputation of Buyer, its Affiliates.

6.5 Further Actions. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each party hereto will take such further actions (including the execution and delivery of such further instruments and documents) as any other such party may reasonably request, all at the sole cost and expense of the requesting party. Each Seller acknowledges and agrees that from and after the Closing, the Company will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

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6.6 Agreements Relating to Buyer Stock.

(a) The Buyer Stock shall be subject to the restrictions on transfer set forth in Buyer’s bylaws and under this Section 6.6. The Buyer Stock constitutes “restricted securities” under the Securities Act, and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities Laws. Each Seller and every transferee or assignee of any Buyer Stock from such Seller shall be bound by and subject to the terms and conditions of this Section 6.6, and Buyer may require, as a condition precedent to the transfer of any Buyer Stock, that any transferee or assignee agrees in writing to be bound by, and subject to, all the terms and conditions of this Section 6.6.

(b) Each certificate or book-entry notation representing any Buyer Stock issued to or held by each Seller in accordance with the terms hereof shall bear the following legends (in addition to any other legends required by Law, Buyer’s restated articles of incorporation or any other agreement to which such Seller is a party):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS

(c) Buyer intends to issue the Buyer Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act and any applicable state securities Laws. Each Seller agrees to fully cooperate with Buyer in its efforts to ensure that such shares of Buyer Stock may be issued pursuant to such exemptions.

ARTICLE VII.

CONDITIONS

7.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction of each of the following closing conditions as of the Closing:

(a) Representations and Warranties. Each of the representations and warranties of the Company and Sellers contained herein (i) that are not qualified by materiality, Material Adverse Effect or similar phrases shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates) and (ii) that are qualified by materiality, Material Adverse Effect, or similar phrases shall be true and correct on and as of the date of this Agreement and on and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates).

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(b) Performance of Covenants. The Company, the Seller Representative and Sellers shall have performed and complied in all material respects with all of their covenants and agreements required to be performed by them pursuant to the Transaction Documents prior to the Closing Date.

(c) Compliance with Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Law or subject Buyer, its Affiliates or the Company to any penalty or Liability (other than obligations of Buyer, its Affiliates and the Company specifically set forth in this Agreement) or other onerous condition arising under any Law or imposed by any Governmental Entity or otherwise adversely affect (i) Buyer’s right to directly or indirectly own the equity interests of the Company and to control the Company or (ii) the right of the Company to own its assets and operate its business.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.

(e) Optionholder Joinder Agreement. Each of the Optionholders shall have duly executed and delivered the Optionholder Joinder Agreement.

(f) Officer’s Certificate. The Company shall have delivered to Buyer at the Closing a certificate duly executed by an officer of the Company, dated as of the Closing, certifying that each of the conditions specified in Sections 7.1(a) and 7.1(b) have been fully satisfied.

7.2 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction of each of the following closing conditions as of the Closing:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained herein (i) that are not qualified by materiality, material adverse effect or similar phrases shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates) and (ii) that are qualified by materiality, material adverse effect, or similar phrases shall be true and correct on and as of the date of this Agreement and on and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates).

(b) Performance of Covenants. Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it pursuant to the Transaction Documents on or prior to the Closing Date.

(c) Compliance with Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Law, or subject the Company or all the Sellers to, any penalty or Liability or other onerous conditions arising under any Law or imposed by any Governmental Entity.

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(d) Officer’s Certificate. Buyer shall have delivered to the company a certificate duly executed by an officer of Buyer, dated as of the Closing, certifying that each of the conditions specified in Sections 7.2(a) and 7.2(b) have been fully satisfied.

ARTICLE VIII.

INDEMNIFICATION

8.1 Survival Periods.

(a) Subject to the limitations contained in this Article VIII, all representations, warranties, covenants and agreements contained in this Agreement and in any Transaction Document shall (i) survive the execution and delivery of this Agreement or such Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (ii) expire on the date that is fifteen (15) months after the Closing Date (the “Survival Date”), provided, that:

(i) with respect to the representations and warranties set forth in Sections 2.1 (Power; Authorization), 2.2 (Title to Shares), 2.5 (Brokerage), 3.2 (Authorization), 3.3 (Capitalization and Related Matters), 3.15 (Tax Matters), 3.18 (Employee Benefits), 3.20 (Environmental Matters) and 3.22 (Brokerage) (such representations, collectively, the “Fundamental Representations”), there shall be no Survival Date and such representations and warranties shall survive the Closing until the expiration of the applicable statute of limitations, if any; and

(ii) covenants and agreements shall survive the Closing until fully performed or observed in accordance with their terms and the Survival Date shall be the date of such performance or observance.

(b) The parties agree that so long as written notice of breach is given in good faith on or prior to the Survival Date of the relevant representation or warranty, such representation or warranty shall continue to survive until the matter is finally resolved.

8.2 Indemnification of the Buyer Indemnified Parties by Seller.

(a) Obligations of Sellers. Each Seller and Optionholder (which for purposes of this Article VIII shall be deemed a “Seller” for all purposes herein) hereby agrees to severally, and not jointly, indemnify Buyer and its Affiliates (including the Company) and its respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnified Party in respect of the entirety of any Loss which such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i) the breach or inaccuracy of any representation or warranty of Sellers and the Company contained in this Agreement or any Transaction Document, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers or monetary qualifiers to similar effect set forth in such representation or warranty for purposes of determining the amount of Losses resulting from, arising out of or relating to a breach;

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Company contained in this Agreement or any Transaction Document;

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(iii) any Company Transaction Expenses or Indebtedness to the extent such amounts were not paid at or prior to Closing or taken into account for purposes of determining the Estimated Closing Cash Payment pursuant to Section 1.5 or the Final Closing Payment pursuant to Section 1.6, as applicable;

(iv) except to the extent included in the final calculation of the Closing Working Capital or Indebtedness, (A) any Taxes of the Company with respect to any Pre-Closing Tax Period, (B) Taxes of Seller (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of its Affiliates (excluding the Company) for any Tax period; (C) Taxes for which the Company (or any predecessor thereof) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (D) Taxes imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; (E) any withholding Taxes imposed with respect to payments pursuant to this Agreement; and (F) Sellers’ allocable share of Transfer Taxes;

(v) any claim or allegation made by or on behalf of any current or former holder or purported or alleged holder of any equity interest in the Company as of the Closing; and

(vi) any actual or alleged error in the Payment Schedule or any claim or allegation relating to the portion of the total consideration payable hereunder to any Seller or Optionholder.

(b) Limitations. The indemnification provided for in Section 8.2 shall be subject to the following limitations:

(i) Sellers shall not be liable to the Buyer Indemnified Parties for indemnification under Section 8.2(a)(i) with respect to a breach of a representation that is not a Fundamental Representation until the aggregate amount of Losses in respect of indemnification under Section 8.2(a)(i) with respect to a breach of a representation that is not a Fundamental Representation exceeds $105,000 (the “Threshold”), in which event Sellers shall be required to pay or be liable from the first dollar of such damages.

(ii) The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.2(a)(i) with respect to a breach of a representation that is not a Fundamental Representation shall not exceed, in the aggregate, $2,100,000 (the “Cap”).

(iii) For the avoidance of doubt, the Threshold and Cap do not limit Sellers’ indemnification obligations for any breach of Fundamental Representations or claims under Section 8.2(a)(ii) through Section 8.2(a)(vi).

8.3 Indemnification of Seller Indemnified Parties by Buyer.

(a) Obligation. Buyer agrees to indemnify each Seller and its respective Affiliates and each of its respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) and hold each of them harmless against any Losses which any of them may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with:

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(i) the breach or inaccuracy by Buyer of any representation or warranty made by Buyer in this Agreement or any Transaction Document, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers or monetary qualifiers to similar effect set forth in such representation or warranty for purposes of determining whether there is a breach and the Losses resulting from, arising out of or relating to such breach; or

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of Buyer contained in this Agreement or any Transaction Document.

8.4 Special Rule for Fraud, Intentional Misrepresentation and Willful Misconduct. Notwithstanding anything in this Article VIII to the contrary, in the event of any breach of a representation, warranty, covenant, agreement or obligation by any party hereto that results from intentional misrepresentation or willful misconduct or constitutes fraud, by or on behalf of (a) Sellers (including any intentional misrepresentation, willful misconduct or fraudulent act committed by any Affiliate, officer, director, employee or agent of any Seller or the Company in connection with the consummation of the transactions contemplated by this Agreement and/or the Transaction Documents) or (b) Buyer (including any intentional misrepresentation, willful misconduct or fraudulent act committed by any Affiliate, officer, director, employee or agent of Buyer or any willful misconduct on the part of any of them in connection with the consummation of the transactions contemplated by this Agreement), then (x) such representation, warranty, covenant, agreement or obligation will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations without regard to any Survival Date, (y) the limitations set forth in this Article VIII shall not apply to any Loss that the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (z) none of such Losses shall be subject to or shall count towards the satisfaction of the Cap. For the purposes of this Agreement, “fraud” shall mean with respect to a party common law fraud under the applicable Laws of the State of Delaware in respect of the making by such party of any representation or warranty set forth in this Agreement.

8.5 Notice and Defense of Third-Party Claims.

(a) If a party hereto seeks indemnification under this Article VIII with respect to any action, lawsuit, proceeding, investigation or other claim brought against it by a third party (a “Third-Party Claim”), such party seeking indemnification (the “Indemnified Party”) shall promptly give written notice to the other party (the “Indemnifying Party”) after receiving written notice of such Third-Party Claim, describing the Third-Party Claim, the amount thereof (if known and quantifiable), and the basis thereof; provided, that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder. With respect to any Third-Party Claim which, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this Article VIII, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party; provided, that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first: (A) notify the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will defend the claim and (B) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has sufficient resources to defend such Third-Party Claim and to satisfy its obligations to the Buyer Indemnified Parties under this Article VIII in respect of such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the Third-Party Claim which the Indemnifying Party seeks to assume control (I) seeks non-monetary relief, (II) involves criminal allegations against the Indemnified Party, (III) involves a claim that the Indemnifying Party failed or is failing to reasonably defend, or (IV) seeks Losses in excess of the Cap (except for Third-Party Claims seeking Losses in excess of the Cap in which the Indemnifying Party agrees in writing to pay to the Indemnified Party all costs and expenses arising out of or in connection with the Indemnifying Party participating in such defense) (each of the foregoing, an “Exception Claim”).

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(b) In the event that (i) the Indemnifying Party fails to elect to assume control of the defense of any Third-Party Claim in the manner set forth in Section 8.5(a) or such Third-Party Claim is or at any time becomes, an Exception Claim, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate; provided, however, the Indemnified Party shall act reasonably and in good faith in connection with giving consent to the entry of any judgment or entering into any settlement with respect to such Third-Party Claim and shall not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim to the extent that any Losses related thereto for which indemnification is sought under this Article VI would exceed the Indemnification Escrow without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) If the Indemnifying Party is controlling the defense of any Third-Party Claim in accordance with Section 8.5(a), (i) the Indemnified Party shall nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s sole cost and expense, (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to or cease to defend such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably); provided, that the Indemnified Party shall have no obligation of any kind to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (A) is for only money damages, the full amount of which shall be paid by the Indemnifying Party, (B) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Third-Party Claim and (C) would not be reasonably expected to establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Indemnified Party or the Company.

(d) Irrespective of which party controls the defense of any Third-Party Claim, the other parties to this Agreement will, and will cause any non-party Affiliates to, cooperate with the controlling party in such defense and make available to the controlling party all witnesses, pertinent records, materials and information in such non-controlling party’s possession or under its control relating thereto as is reasonably required by the controlling party. The parties agree that all communications between any party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(e) In the event of any conflict or overlap between the provisions of Section 8.5 and Section 6.2(c), Section 6.2(c) shall control.

8.6 Notice of Non-Third-Party Claims. If an Indemnified Party seeks indemnification under this Article VIII with respect to any matter which does not involve a Third-Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party promptly after discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the nature of the claim in reasonable detail, the amount thereof (if known and quantifiable), and the basis thereof together with reasonable supporting documentation; provided, that any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of the indemnity notice and documentation that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnified Party from and against the entirety of any Losses described in the indemnity notice. If the Indemnifying Party has delivered an indemnity dispute notice to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute within thirty (30) days after delivery of the indemnity dispute notice, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

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8.7 Recourse.

(a) If and to the extent that any Buyer Indemnified Party is entitled to indemnification pursuant to this Agreement, each such Buyer Indemnified Party will recoup all or any portion of the damages to which such Buyer Indemnified Party is entitled by, first, recovering from the Indemnification Escrow, and second, after the Indemnification Escrow is exhausted or the unresolved claims of any Buyer Indemnified Party pursuant to this Agreement exceed an amount equal to the Indemnification Escrow minus any amounts previously recovered by any Buyer Indemnified Party therefrom and any other amounts subject to unresolved claims, from Sellers, subject to the limitations contained in Section 8.2(b).

(b) Any indemnification payment pursuant to this Article VIII shall be effected by wire transfer of immediately available funds to an account designated by Seller or Buyer, as the case may be, within three (3) Business Days after the determination of the amount thereof, whether pursuant to a final judgment, settlement or agreement among the parties hereto.

8.8 Determination of Loss Amount

(a) Each Seller agrees that such Seller will not seek, nor will any Seller be entitled to, reimbursement or contribution from, subrogation to, or indemnification by the Company, under their organizational documents, this Agreement, applicable corporate Laws or other requirements of Law or otherwise, in respect of any amounts due from such Seller to any Buyer Indemnified Party under this Article VIII or otherwise in connection with this Agreement. Each Seller further agrees not to make any claims against any directors and officers insurance policy maintained or to be maintained by or for the benefit of the Company in respect of amounts due by such Seller to any Buyer Indemnified Party under this Article VIII or otherwise in connection with this Agreement.

(b) The right to indemnification and the payment of Losses of any Buyer Indemnified Party pursuant to this Article VIII, or the availability of any other remedies contemplated hereby or otherwise available to the Buyer Indemnified Parties at law or in equity, based upon any representation, warranty, covenant, agreement or obligation of Sellers or the Company contained in or made pursuant to this Agreement will not be affected by any investigation made by or on behalf of any Buyer Indemnified Party or its Affiliates.

(c) For purposes of determining the amount of Losses with respect to a breach of a representation or warranty all qualifications and limitations as to materiality, including “material,” “in all material respects,” “Material Adverse Effect,” “knowledge” and similar qualifications as to materiality or Knowledge shall not be given any effect.

(d) Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less any costs of recovery. The Indemnified Party shall use its commercially reasonable efforts to seek coverage under insurance policies for the reimbursement or payment in respect of any Losses.

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(e) Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized in the same or following Tax year of such Loss by the Indemnified Party.

(f) In no event shall any Indemnifying Party be liable to any Indemnified Party for any speculative, punitive or special damages relating to the breach or alleged breach of this Agreement, except to the extent awarded to a Third-Party in a Third-Party Claim.

8.9 Tax Treatment of Indemnity Payments. Any payments made to any party pursuant to Article VIII shall constitute an adjustment of the consideration paid by Buyer to Sellers pursuant to this Agreement for Tax purposes and shall be treated as such by Buyer and Sellers on their Tax Returns to the extent permitted by applicable Law.

8.10 Exclusive Remedies. The parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article VIII. Each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. However, nothing in this Section 8.10 shall limit any Person's right to seek and obtain any equitable relief or to pursue a claim of fraud or intentional misrepresentation against a party pursuant to Section 8.4.

ARTICLE IX.

TERMINATION

9.1 Termination. Without prejudice to other remedies which may be available to the parties pursuant to this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) Mutual Consent. By mutual written consent of Buyer and the Seller Representative.

(b) Breach of Representations, Warranties, Covenants or Agreements.

(i) By Buyer upon delivery of written notice to the Seller Representative, if there has been a breach of any representation, warranty, covenant or agreement made by the Company or Sellers in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.1 and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) thirty (30) calendar days following receipt of written notice from Buyer of such breach or (2) the date that is three (3) calendar days prior to the End Date;

(ii) By the Seller Representative upon delivery of written notice to Buyer, if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii)(x) cannot be cured prior to the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) thirty (30) calendar days following receipt of written notice from the Seller Representative of such breach or (2) the date that is three (3) calendar days prior to the End Date.

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(c) End Date. By either Buyer or the Seller Representative upon delivery of written notice to the other if the Closing has not occurred on or before 5:00 p.m. Pacific Time on September 30, 2024 (the “End Date”); provided that (i) neither Buyer nor the Seller Representative will be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such Person’s (or, in the case of the Seller Representative, any of the Company, any Seller and/or the Seller Representative) material breach of, or material failure to fulfill any obligation under, this Agreement has been a principal cause of the failure of the Closing to occur on or prior to such time on the End Date, and (ii) either Buyer or the Seller Representative may by written notice to the other prior to such time on the End Date, extend the End Date to a time and date not later than 5:00 p.m. Pacific Time on October 31, 2024 in the event that the conditions set forth in Section 7.2 have not been satisfied but are capable of being satisfied prior to the End Date (as so extended).

9.2 Effect of Termination. Subject to the provisions of this Section 9.2, the rights of termination set forth above are in addition to any other rights a terminating party may have under this Agreement, and the exercise of a right of termination will not be an election of remedies. Notwithstanding the foregoing sentence, in the event of any termination of this Agreement by either Buyer or the Seller Representative as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or any of its or their Affiliates to any other Person by virtue of, arising out of or otherwise in connection with this Agreement or any other Transaction Document except that nothing in this Agreement or any other Transaction Document will relieve any party from any material breach of this Agreement or any other Transaction Document prior to such termination or for fraud.

ARTICLE X.

DEFINITIONS

10.1 Interpretation. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date stated in the first sentence of this Agreement. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code Section or any other Law will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

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10.2 Certain Definitions.

“Accounting Referee” means BDO LLP.

“Action” means any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, whether at law or in equity.

“Adjustment Escrow” has the meaning set forth in Section 1.3(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Average Buyer Stock Price” means the average closing price of Buyer Stock traded on the Nasdaq Capital Market, or on any other national securities exchange on which the shares of Buyer’s common stock are then traded, for the ten (10) trading days ending on the first (1st) trading day immediately preceding the date hereof.

“Business” means the business operation of the Company in the ordinary course as of the date hereof.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in the State of California.

“Buyer Stock” means the common stock, par value $0.01 per share, of Buyer issued in accordance with this Agreement.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash” means cash and cash equivalents.

“Closing Cash” means the aggregate amount of all Cash of the Company as of 11:59 p.m. Pacific time on the Closing Date.

“Closing Working Capital” means the Working Capital as of 11:59 p.m. Pacific time on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IP” means all Intellectual Property owned by the Company.

“Company Option” means an outstanding and unexercised option to purchase shares of Company common stock.

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“Company Transaction Expenses” means (a) all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by the Company or Sellers (to the extent that the Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby); (b) any transaction bonuses, retention payments, severance, change of control or similar payments or benefits payable by the Company to a current or former Service Provider as a result of the transactions contemplated by this Agreement (including any payments pursuant to “double-trigger” arrangements resulting in payments provided upon a termination of employment on or following the consummation of the Closing), and the employer portion of any employment Taxes that are incurred by the Company in connection with the payment of any amounts described in this clause (b), and (c) any ESOP Transaction Expenses, in the case of each of clauses (a), (b) and (c), to the extent unpaid as of the Closing Date.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or any Seller as an owner of the Shares, as the case may be, in the performance of duties for, or on behalf of, any Company Entity or that relates to the business, products, services or research of any Company Entity or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees or stockholders or their respective Affiliates; provided, that “Confidential Information” shall not include any information that has become generally known within the industry other than as a result of the acts or omissions of any Seller or a Person that any Seller has direct control over or information obtained from a third party without the breach of a duty of confidentiality.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party whether written or oral.

“Environmental Law” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, Orders, writs, court decisions or rules of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of hazardous substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect, in effect at any time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” has the meaning set forth in Section 1.4(c)(v).

“Escrow Agent” means Wilmington Trust, N.A.

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“Escrow Agreement” means an escrow agreement to be entered into by and among Buyer, Seller Representative and the Escrow Agent.

“Escrow Amount” has the meaning set forth in Section 1.3(a).

“ESOP” means the Incal Technology, Inc. Employee Stock Ownership Plan.

“ESOP Amendment” means an amendment to the ESOP, adopted prior to the Closing Date that is contingent upon and effective as of the Closing, to: (a) terminate the ESOP and immediately discontinue contributions thereunder; (b) cause eligibility and participation in the ESOP to be frozen as of the Closing Date; (c) cause the ESOP to no longer be considered an “employee stock ownership plan” (as defined in Section 4975 of the Code); (d) cause all ESOP participants to be fully vested in their ESOP accounts; (e) provide for the distribution, as soon as practicable following the Closing Date, of up to 90% of the value of each ESOP participant’s account balance in a single cash lump sum; and (f) provide that, as soon as administratively practicable after receipt of a favorable determination by the Internal Revenue Service as to the continued qualified status of the ESOP upon its termination, the remaining funds in the ESOP shall be distributed to its participants.

“ESOP Transaction Expenses” means all costs, fees and expenses incurred or accrued in connection with or in anticipation of the negotiation, execution and delivery of this Agreement by the ESOP and the other agreements to be delivered by the ESOP hereunder or the consummation of the transactions contemplated by this Agreement by the ESOP, to the extent such costs, fees and expenses are payable or reimbursable by the Company or the ESOP, including, all brokerage fees, commissions, finders’ fees or financial advisory fees so incurred or accrued, and the fees and expenses of the ESOP trustee, the ESOP’s third party financial advisor, and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred together with any other Liabilities payable to any such advisors; provided, that “ESOP Transaction Expenses” shall not include items already included in Company Indebtedness or Company Transaction Expenses.

“Expense Fund” has the meaning set forth in Section 1.4(c)(vi).

“Final and Binding” means, with respect to any calculation or determination, that such calculation or determination shall have the same preclusive effect for all purposes as if such calculation or determination had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Entity of any nature (including any governmental agency, branch, bureau, commission, department, instrumentality, office, political subdivision or other entity and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) official of any of the foregoing.

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

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“Indebtedness” means, at any specified time, any of the following indebtedness of any Person (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the ordinary course of business; (e) all liabilities of such Person arising from cash/book overdrafts; (f) all liabilities of such Person under conditional sale or other title retention agreements; (g) all obligations of such Person with respect to vendor advances or any other advances made to such person; (h) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (i) all accrued but unpaid severance or other employment termination payment obligations of such Person (including the employer portion of any applicable payroll Taxes); (j) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; and (k) with respect to the Company, the net amount of any obligation or liability of the Company to any Seller or Affiliate of any Seller (except for any compensation payable to such Seller in the ordinary course of business for such Seller’s services as an employee of the Company); provided, that “Indebtedness” shall not include any liabilities included in the calculation of Working Capital.

“Indebtedness Amount” means the aggregate amount of all Indebtedness of the Company outstanding immediately prior to the Closing.

“Indemnification Escrow” has the meaning set forth in Section 1.3(a).

“Intellectual Property” means trademarks, service marks, trade dress, corporate names, slogans, all translations, adaptations, derivations and combinations of the foregoing, together with all goodwill associated with each of the foregoing, patents and patent applications, inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, trade secrets, technology, discoveries, improvements, specifications, designs, formulae, techniques, technical data and manuals, research and development information, know how, methods and processes, copyrights and copyrightable works (including, without limitation, computer software, whether in source code or executable code, data, databases and documentation), proprietary information and data, all other intellectual property and registrations and applications for any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Shareholders” means Cary Caywood, Vijay Israni, Lance Jones and Bruce Simikowski.

“Knowledge” means with respect to any Person the actual knowledge after reasonable inquiry of any director, governing body member or executive officer of such Person; provided, that, in the case of the Company, “Knowledge” means the knowledge after reasonable inquiry of a current Company officer.

“Law” means any Permit, statute, constitution, principle of common law, law, treaty, ordinance, edict, decree, regulation, rule, ruling, code, order, temporary restraining order, judgment, injunction, enforcement action or consent decree, issued, promulgated or entered by any arbitrator or Governmental Entity.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or Loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

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“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, hypothecation, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), option, right of first refusal, right of first offer or other similar preemptive right, charge, encumbrance, lien, easement, right of way, covenant, condition or restriction or other similar arrangement or interest in tangible or intangible property.

“Losses” any and all losses, liabilities, actions, causes of action, costs, Taxes, damages (including, without limitation, lost profits, diminution of value, or unforeseen damages and regardless of whether or not the amount thereof has been calculated utilizing any multiple or similar valuation methodology) or expenses, whether or not arising from or in connection with any Third-Party Claims (including, without limitation, interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing); provided, that for the purposes of any inaccuracy in, or breach of, a Fundamental Representation set forth in Sections 3.3 or 3.15, the term “Losses” shall include any amounts reasonably determined by Buyer to be necessary to indemnify and hold harmless any current or former Service Provider for, in respect of or as the result of any income, employment, penalty and excise Taxes incurred by such Service Provider as the result of such inaccuracy or breach.

“Material Adverse Effect” means any change, event, occurrence or circumstance that, individually or in the aggregate with all other changes, events occurrences and circumstances, results in, or is reasonably be expected to result in, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, or Liabilities of the Company, taken as a whole, or on the ability of Sellers or the Company to perform their respective obligations hereunder or to consummate the transactions contemplated hereby, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industry in which the Company operate, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable Law or accounting rules or principles, including changes in GAAP, or (e) any other action required by this Agreement or the other Transaction Documents; provided, that with respect to clauses (a), (b), (c) and (d), only to the extent that any such change, event, occurrence or circumstance does not affect the Company, taken as a whole, in a substantially disproportionate manner.

“Optionholder Joinder Agreement” means a written joinder and release agreement duly executed by the Optionholders in form and substance reasonably satisfactory to Buyer and the Company.

“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Entity or arbitrator.

“Payment Schedule” means the payment schedule set forth in the Closing Payment Certificate, which shall set forth for each Seller and each Optionholder (a) its name and address as included in the books and records of the Company, (b) its Pro Rata Share, (c) the amount of Closing Stock Consideration payable to such Seller or Optionholder, and (d) the amount of the Estimated Closing Cash Payment payable to such Seller or Optionholder.

“Permit” means any approval, exemption, consent, ratification, registration, waiver, authorization, license, permit, certificate or clearance issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

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“Permitted Lien” means (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and, with respect to contested Taxes, assessments and charges, for which adequate reserves have been established and reflected on the Financial Statements in accordance with GAAP; or (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations and financial condition of the Company, taken as a whole.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Personal Information” means (i) all information regarding or capable of being associated with an individual consumer or device, including information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier, medical, health or insurance information, gender, date of birth, photograph, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, and (ii) any other information or data considered to be personally identifiable information under applicable Laws.

“Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, (b) each employment, consulting, advisor or other service agreement or arrangement, (c) each severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (d) each compensatory stock option, restricted share, performance share, share appreciation, deferred share or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (e) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit plan, program, arrangement, agreement, policy or commitment and (f) each other employee benefit plan, program, policy agreement, commitment or arrangement to provide compensation or benefits to or for the benefit of any current or former Service Providers, or the spouses, beneficiaries or other dependents thereof, in each case that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has or may reasonably be expected to have any obligation or liability, whether actual or contingent, direct or indirect (other than any statutory plan, program or arrangement that is required under applicable law, other than the laws of the United States, and maintained by any Governmental Entity).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Pro Rata Share” means, with respect to each Seller and each Optionholder, the percentage set forth next to such Seller’s or such Company Option holder’s name on the Payment Schedule in the column entitled “Pro Rata Share.”

“Registered IP” means all Company IP that is registered, filed, or issued under the authority of any Governmental Entity or domain name registrar, including all patents, registered copyrights, registered trademarks, registered databases, and domain names, and all applications for any of the foregoing.

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“Related Party” means (a) any officer, director, employee, stockholder or Affiliate of the Company; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns five percent (5%) or more of the outstanding shares or other beneficial interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Target Working Capital” means an amount equal to $2,700,000.

“Tax” means any federal, state, local, or foreign tax, including income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, branch profits, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any Person by Law, by Contract or otherwise.

“Tax Authority” shall mean any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, election, declaration, report, claim for refund, or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

“Territory” means the United States and Taiwan.

“Transaction Documents” means this Agreement, the Escrow Agreement and the Contracts and other documents contemplated to be delivered or executed in connection herewith.

“Unpaid Income Taxes” means, without duplication, any Income Tax liabilities of the Company for any Pre-Closing Tax Period that are unpaid as of the Closing Date and that are accrued but unpaid Income Taxes for the taxable year of the Company beginning on or after January 1, 2024 and shall not be an amount less than zero in the aggregate or with respect to any jurisdiction. The “Unpaid Income Taxes” shall (i) be calculated in accordance with the past practice of the Company (including reporting positions, elections and Tax accounting methods) to the extent such past practices are permitted under applicable Law, (ii) in the case of any Straddle Period, be determined based on an interim closing of the books as of the Closing Date as contemplated by Section 6.2(a)(iii), (iii) take into account any estimated income Tax payments or any other similar pre-payment of Taxes to the extent such payments are actually available under applicable Law to reduce amounts that would otherwise constitute Unpaid Income Taxes in such jurisdiction with respect to Pre-Closing Tax Periods, (iv) exclude any Income Tax liabilities attributable to any actions taken on the Closing Date after the Closing outside of the ordinary course of business, and (v) exclude any deferred Tax assets and liabilities.

“Working Capital” means, as of any date of determination, the current assets (including net accounts receivable, other receivables, prepaid expenses, net inventory, and other current assets, excluding Closing Cash and cash equivalents) less the current liabilities (including accounts payable (excluding payables due to Buyer) and accrued expenses) of the Company, determined in a manner consistent the determination of the Target Working Capital; provided, that the definition of “Working Capital” shall not include (a) the Company Transaction Expenses, (b) any Income Tax assets or liabilities and (c) deferred Tax assets or liabilities.

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ARTICLE XI.

MISCELLANEOUS

11.1 Release.

(a) Each Seller on behalf of itself and each of its Affiliates, heirs, administrators, estates, executors, personal representatives, successors and assigns, and any other Person or entity claiming by, through, or under any of the foregoing (collectively, the “Releasing Party”), does hereby unconditionally and irrevocably release and forever discharge the Company and its Affiliates, heirs, administrators, estates, employee benefit plans and their fiduciaries, predecessors, officers, directors, stockholders, agents, executors, personal and other representatives, successors and assigns (collectively, the “Released Parties”), effective as of the date hereof, from any and all actions, causes of action, complaints, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise (“Claims”), that the Releasing Party now has, has ever had or may have in the future against any of the Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the date hereof, in each case that arise from or out of, are based upon or relate to (i) the Releasing Party’s capacity as a current or former stockholder of the Company, an officer, director, manager, employee or agent of any of the Released Parties, including, without limitation, any and all Claims that the Releasing Party may have against any of the Released Parties with respect thereto whether pursuant to any breach or alleged breach of contract, agreement, fiduciary duty or otherwise and (ii) the negotiation or execution of this Agreement or any of the other documents referenced in this Agreement, or the consummation of any of the transactions contemplated hereby or thereby; provided, however, that nothing contained in this Section 11.1 shall modify, waive, replace, supersede, or impair in any way (A) any claims of any Releasing Party under this Agreement, or any other Transaction Document to which such Releasing Party is a party or (B) any claims of any Releasing Party as of the date hereof under or to: (aa) any earned but unpaid wages or consulting fees, (bb) any right to reimbursement of business expenses incurred as of the date hereof that are reimbursable in accordance with the applicable Company policy, (cc) any accrued but unused vacation or paid-time-off days in accordance with the applicable Company policy, (dd) accrued or vested benefits the Releasing Party may have, if any, under any applicable plan, policy, practice, program, contract or agreement with the Company, (ee) any indemnification or other protections owing to the Releasing Party under the Company’s organizational documents, any indemnification agreement between the Company and such Releasing Party or under any directors’ and officers’ liability insurance policy maintained by the Company, or (ff) any applicable Law that cannot be waived as a matter of law, (all Claims described in (A) and (B), “Excluded Claims”). Each Releasing Party understands that this is a full and final general release of all such claims, demands, causes of action and liabilities of any nature whatsoever, other than Excluded Claims, whether or not known, suspected or claimed, that could have been asserted in any Action against any of the Released Parties.

(b) Each Releasing Party acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

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(c) Each Releasing Party hereby irrevocably and unconditionally waives and relinquishes any rights and benefits that such Releasing Party may have under Section 1542 or any similar or analogous statute or common law principle of any jurisdiction. Each Releasing Party acknowledges that he or she may hereafter discover facts in addition to or different from those that such Releasing Party now knows or believes to be true with respect to the subject matter of this release, but it is each Releasing Party’s intention to fully and finally and forever settle and release any and all Claims (other than Excluded Claims) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

11.2 No Third-Party Beneficiaries.

(a) This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that any Person that is not a party to this Agreement but, by the terms of Article VIII, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

11.3 Entire Agreement. This Agreement, including the exhibits hereto and the Disclosure Schedules, and the other Transaction Documents, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereof.

11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of Law, through a change in control or otherwise) by the Company or Seller without the prior written consent of Buyer.

11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.6 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.7 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered; (b) if transmitted by electronic mail; (c) the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and (d) five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

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If to Seller Representative:

Cary Caywood

PO Box 10288

Zephyr Cove, NV 89448

E-mail: carycay@aol.com

with a copy (which shall not constitute notice) to:

Hoge, Fenton, Jones & Appel

55 South Market Street, Suite 900, San Jose, CA 95113

Attention: Karl D. Chandler

E-mail: karl.chandler@hogefenton.com

If to Buyer or the Company:

Aehr Test Systems

400 Kato Terrace

Fremont, CA 94539

Attention: Chris Siu

E-mail: csiu@aehr.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor,

Costa Mesa, California 92626

Attention: Scott Shean; Taylor Ashton

Email: scott.shean@lw.com; taylor.ashton@lw.com

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other mean, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.

11.8 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.9 Consent to Jurisdiction.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Federal court of the United States of America, sitting in the Alameda County, California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Transaction Documents delivered in connection therewith or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Federal court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.7. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

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(b) Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (III) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9(b).

11.10 Amendment or Modification. This Agreement may not be amended except in a written instrument executed by Buyer and Seller Representative. No amendment, supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the party hereto to be bound thereby.

11.11 Waivers. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

11.12 Specific Performance. The parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (a) each of Buyer and Sellers shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without proof of damages, this being in addition to any other remedy to which the parties are entitled under this Agreement and (b) the right of specific enforcement in favor of Buyer and Sellers is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that he and/or it will not oppose the granting of specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that neither Buyer nor any Seller, when seeking an injunction to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.12, shall be required to provide any bond or other security in connection with any such Action. The parties hereto hereby acknowledge that, other than Buyer and Sellers, no other party or any of its Affiliates shall be entitled to enforce specifically the terms and provisions of this Agreement.

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11.13 Cumulative Remedies. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

11.14 Press Releases. The timing and content of all press releases and other public announcements to the Company’s customers, vendors and employees relating to the transactions contemplated by the Transaction Documents shall be determined by Buyer.

11.15 Expenses. Sellers shall bear all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel or other representatives and consultants) incurred by the Company hereto in connection with the negotiation of the Transaction Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Buyer shall be responsible for the payment of all fees of legal counsel and other representatives and consultants to Buyer directly related to the transactions contemplated herein.

11.16 Construction.

(a) Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(b) The Disclosure Schedules are hereby incorporated by reference into the Sections in which they are directly referenced. The Section headings contained herein are for reference purposes only and do not broaden or otherwise affect any of the provisions of the Agreement.

11.17 Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

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11.18 Attorney Client Relationship.

(a) Buyer waives and will not assert, and will cause the Company to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Sellers in any matter involving this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, by Hoge, Fenton, Jones & Appel, Inc. (the “Current Representation”).

(b) Buyer hereby acknowledges that any communication between any legal counsel, on the one hand, and Sellers or their respective Representatives, on the other hand, occurring during the Current Representation in connection with any Post-Closing Representation, in each case to the extent governed by the attorney-client privilege shall remain privileged after the Closing; provided that the foregoing waiver and acknowledgment of retention will not extend to any communication not involving this Agreement, the Transaction Documents or any of the contemplated transactions, or to communications with any other Person.

(c) Notwithstanding anything to the contrary in this Section 11.18, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than Seller, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided,however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of Seller Representative.

11.19 Seller Representative.

(a) Each Seller irrevocably authorizes and appoints Seller Representative as its lawful representative, exclusive agent, proxy and attorney-in-fact (with full power of substitution), as Seller Representative for and on behalf of the Sellers to: (i) give and receive notices and communications relating to this Agreement, any Transaction Document or any of the transactions and other matters contemplated hereby and thereby; (ii) to authorize distribution to any Indemnified Party from the Indemnification Escrow in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to any indemnification claim and/or to any payment to any Indemnified Party from the Indemnification Escrow in satisfaction of any such claim, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either necessary or appropriate in the judgment of Seller Representative for the accomplishment of the foregoing or specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than 30 days prior written notice to Buyer; provided, however, that Seller Representative may not be removed unless holders of a two-thirds interest of the Escrow Amount agree to such removal and to the identity of the substituted agent. Seller Representative may resign upon 30 days prior written notice to the Indemnifying Parties and Buyer. Any vacancy in the position of Seller Representative may be filled by the holders of a majority in interest of the Escrow Amount. No bond shall be required of Seller Representative, and Seller Representative on the date hereof shall not receive any compensation for its services, but any Person subsequently appointed to serve as Seller Representative may receive compensation for its services. Notices or communications to or from Seller Representative shall constitute notice to or from the Indemnifying Parties. For the avoidance of doubt, in no event may Seller Representative take any action which would (x) increase the liabilities or obligations of any Seller beyond what is contemplated by this Agreement or any Transaction Document or (y) cause any Seller to become liable for any indemnification obligations in excess of their Pro Rata Share of the Escrow Amount, without the prior written consent of such Seller.

(b) Seller Representative shall not be liable to Sellers for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment. Sellers (except for Seller Representative, if a Seller) shall jointly and severally indemnify Seller Representative and hold Seller Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of Seller Representative and arising out of or in connection with the acceptance or administration of Seller Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by Seller Representative (“Seller Representative Expenses”), provided that the Seller Representative shall first utilize the Expense Fund in connection with any of the foregoing. In no event will Seller Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to Seller Representative under this Section 11.19. The foregoing indemnities will survive the Closing, the resignation or removal of Seller Representative. Following the resolution of all indemnification claims made under this Agreement and the satisfaction of all such indemnification claims, Seller Representative shall have the right to recover Seller Representative Expenses from the Expense Fund and, after the Expense Fund is fully depleted, from the funds then remaining in the Escrow Amount, if any, prior to any distribution to Sellers, and prior to any such distribution, shall deliver to Buyer a certificate setting forth the Seller Representative Expenses actually incurred. A decision, act, consent or instruction of Seller Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon Seller; and Buyer may rely upon any such decision, act, consent or instruction of Seller Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Buyer is hereby relieved from any liability to any Seller for any acts done by them in accordance with such decision, act, consent or instruction of Seller Representative.

***

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

AEHR TEST SYSTEMS

By:	/s/ Gayn Erickson
Name:	Gayn Erickson
Title:	President and Chief Executive Officer

COMPANY:

INCAL TECHNOLOGY, INC.

By:	/s/ Alberto Salamone
Name:	Alberto Salamone
Title:	President

SELLER REPRESENTATIVE:

By:	/s/ Cary Caywood
Name:	Cary Caywood

SELLERS:

If an individual:

By:
Name:

If an entity:

By:	/s/ Incal ESOP / James Urback, Trustee
Name:	James Urbach
Title:	Trustee of the Incal Technology, Inc. Employee
Stock Ownership Plan and Trust

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SELLERS:

If an individual:

By:	/s/ Diane Lewis
Name:	Diane Lewis

If an entity:

By:
Name:
Title:

SELLERS:

If an individual:

By:
Name:

If an entity:

By:	/s/ Michael A. Niederhofer
Name:	Michael A. Niederhofer
Title:	Trustee of the Niederhofer Family Revocable
Trust, dated April 28. 2016

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SELLERS:

If an individual:

By:
Name:

If an entity:

By:	/s/ Salome B. Niederhofer
Name:	Salome B. Niederhofer
Title:	Trustee of the Niederhofer Family Revocable Trust 2016, dated April 28, 2016

SELLERS:

If an individual:

By:
Name:

If an entity:

By:	/s/ Cary Caywood
Name:	Cary Caywood
Title:	Trustee of The Caywood 2018 Trust dated
March 30, 2018

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SELLERS:

If an individual:

By:
Name:

If an entity:

By:	/s/ Ruth Caywood
Name:	Ruth Caywood
Title:	Trustee of The Caywood 2018 Trust dated March 30, 2018

SELLERS:

If an individual:

By:	/s/ Vijay Israni
Name:	Vijay Israni

If an entity:

By:
Name:
Title:

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SELLERS:

If an individual:

By:	/s/ Lance Jones
Name:	Lance Jones

If an entity:

By:
Name:
Title:

SELLERS:

If an individual:

By:	/s/ Vijay Israni
Name:	Don Bernier

If an entity:

By:
Name:
Title:

59

SELLERS:

If an individual:

By:	/s/ Bruce Simikowski
Name:	Bruce Simikowski

If an entity:

By:
Name:
Title:

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EXHIBIT A

SELLERS

(See attached)

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